Exhibit 10.3

[—] 2009

OPTION AGREEMENT

relating to shares in

[LION/RALLY CAYMAN 6]

between

LION/RALLY CAYMAN 4

and

LION/RALLY CAYMAN 5

and

[LION/RALLY CAYMAN 7 L.P.]

and

CENTRAL EUROPEAN DISTRIBUTION CORPORATION

i

THIS AGREEMENT is made on [—] 2009 between the following parties:

(1)	LION/RALLY CAYMAN 4 a company incorporated in the Cayman Islands whose principal place of business is at c/o Stuarts Corporate Services Ltd., PO Box 2510 Grand Cayman KY1-1104, Cayman Islands (“Cayman 4”);

(2)	LION/RALLY CAYMAN 5 a company incorporated in the Cayman Islands whose principal place of business is at c/o Stuarts Corporate Services Ltd., PO Box 2510 Grand Cayman KY1-1104, Cayman Islands (“Cayman 5”);

(3)	[LION/RALLY CAYMAN 7 L.P.], a Cayman Exempted Limited Partnership whose principal place of business is at c/o Stuarts Corporate Services Ltd., PO Box 2510 Grand Cayman KY1-1104, Cayman Islands acting through its general partner [Lion/Rally Cayman 8] (“Cayman 7”); and

(4)	CENTRAL EUROPEAN DISTRIBUTION CORPORATION, a company incorporated in Delaware, whose principal place of business is at ul. Bobrowiecka 6, 02-728 Warszawa, Poland (“CEDC”).

WHEREAS

(A)	[LION/RALLY CAYMAN 6] (the “Company”) was incorporated in the Cayman Islands on [date] with registered number [—] with its principal place of business at c/o Stuarts Corporate Services Ltd., PO Box 2510 Grand Cayman KY1-1104, Cayman Islands. Particulars of the Company are set out in Schedule 1.

(B)	The Holdcos (as defined below) have agreed to grant to Cayman 7 the Cayman 7 Call Options (as defined below), and Cayman 7 has agreed to grant to the Holdcos the Holdco Put Option and the Holdco Call Option (each as defined below) on the terms of and subject to the conditions set out in this Agreement.

(C)	CEDC has agreed, in consideration of Cayman 4 and Cayman 5 entering into this Agreement, to guarantee the obligations of Cayman 7 under this Agreement in accordance with the terms set out in Clause 11 (CEDC Guarantee) and to issue shares of CEDC Common Stock (as defined below) and the Warrants (also as defined below) to Cayman 4 and Cayman 5.

IT IS AGREED as follows

1	INTERPRETATION

1.1	In this Agreement (including its recitals), the words and expressions set out below have the meanings given to each of them respectively:

“2009 Earnout Amount”	has the meaning given in Clause 8.4.1;

“2009 Group EBITDA”	has the meaning given in Clause 8.4.1;

“2009 Shares”	has the meaning given in Clause 5.2.1(a);

“2009 Shares Issue Date”	the date on which the 2009 Shares are issued;

“2009 Shares Registration Effective Date”	the date on which the registration statement filed under the Securities Act with the Securities and Exchange Commission to register the 2009 Shares is declared effective;

“2010 Shares”	has the meaning given in Clause 5.2.1(b)

“2011 Warrants”	the 1,490,550 warrants over CEDC Common Stock, exercisable on 31 May 2011, on the terms of the 2011 Warrants Instrument;

“2011 Warrants Instrument”	the warrant instrument issued by CEDC in the agreed form as set out in the Commitment Letter;

“2012 Shares”	has the meaning given in Clause 5.2.1(c);

“2012 Warrants”	the 300,000 warrants over CEDC Common Stock, exercisable on 31 July 2012, on the terms of the 2012 Warrants Instrument;

“2012 Warrants Instrument”	the warrant instrument issued by CEDC in the agreed form as set out in the Commitment Letter;

“2013 Warrants”	the 1,803,813 warrants over CEDC Common Stock, exercisable on 31 May 2013, on the terms of the 2013 Warrants Instrument;

“2013 Warrants Instrument”	the warrant instrument issued by CEDC in the agreed form as set out in the Commitment Letter;

“31 October 2009 Upside VWAP”	the Thirty Day VWAP of CEDC Common Stock on (x) the 2009 Shares Registration Effective Date; or (y) if the 2009 Shares Issue Date is earlier than the 2009 Shares Registration Effective Date, and if the Holdcos notify CEDC in writing no later than the Business Day following the 2009 Shares Issue Date, the 2009 Shares Issue Date;

“Accounting Principles”	IFRS, or, if Cayman 5 elects, US GAAP, such election (if made) to be final and notified to the Parties in writing no later than 31 December 2009;

“Acquired Unit Count”	the Cayman 7 Ownership Proportion minus 42;

“Advance Payment”	has the meaning given in Clause 8.6.2;

“Affiliate”	with respect to any Person, another Person Controlled by such first Person, Controlling such first Person or under the same Control as such first Person, and “Affiliated” shall have a meaning correlative to the foregoing;

“Antitrust Adjustment Payment”	an amount calculated as at the Relevant Cayman 7 Call Option Exercise Date in $ in cash equal to the product of (i) the Acquired Unit Count; and (ii) the Antitrust Unit Price Adjustment;

“Antitrust Approval”	shall have the meaning set out in the Governance and Shareholders Agreement;

“Antitrust Unit Price Adjustment”	the amount by which the Overall Average Unit Price exceeds the Realised Average Unit Price;

“Approved Bank”	means any of the following: (i) JP Morgan

(ii) Citi (iii) Morgan Stanley (iv) Renaissance Capital (iv) RBS (v) Deutsche Bank or such other Person as CEDC and the Holdcos shall otherwise agree in writing;

“Approved Jurisdictions”	The federal or state courts in the State of New York, the federal or state courts in the State of Delaware, the Cayman Islands and Poland.

“Bank Guarantee”	a guarantee given in respect of obligations of a Person to another Person from a bank of international repute and good standing whose long-term credit rating is A1 or higher by Moody’s Investor Services Limited, A or higher by Standard & Poor’s Rating Services, and A or higher by Fitch Rating Limited.

“Business Day”	any day other than a Saturday or Sunday on which banks are normally open for general banking business in London, New York, Warsaw and the Cayman Islands;

“Cash”	in relation to the Lux 1 Group shall mean the consolidated cash in hand or at bank (so long as such cash is repayable immediately on demand) as shown in the accounting records of members of the Lux 1 Group on the relevant date, less trapped cash;

“Cash Equivalent”	means, in relation to a number of shares of CEDC Common Stock, a cash amount in US Dollars equal to: (i) that number of shares; multiplied by (ii) the Ten Day VWAP on the dealing day immediately preceding the date on which such shares are issued pursuant to this Agreement;

“Cayman 1”	Lion/Rally Cayman 1 L.P., a Cayman Exempted Limited Partnership, whose principal place of business is at c/o Stuarts Corporate Services Ltd, PO Box 2510, George Town, Grand Cayman, KY1-1104, Cayman Islands;

“Cayman 4 Put Option Price”

shall mean the $ amount equal to:

(A) (i) the aggregate of all $ Initial Cash Amounts; plus (ii) the aggregate of all € Initial Cash Amounts in each case, which would become payable by Cayman 7 to Cayman 4 following the exercise of the Cayman 7 Call Options not already completed at the Holdco Put Option Exercise Date; plus

(B) (i) if the 2009 Shares have not been issued, $15,197,051; plus (ii) if the 2010 Shares have not been issued, $22,738,588; plus (iii) if the 2012 Shares have not been issued, $4,570,373;

“Cayman 4 Outstanding Consideration”	has the meaning set out in Clause 4.2.2(c)(i);

“Cayman 5 Outstanding Consideration”	has the meaning set out in Clause 4.2.2(c)(ii);

“Cayman 5 Put Option Price”

shall mean the $ amount equal to:

(A) the aggregate of all $ Initial Cash Amounts which would become payable by Cayman 7 to Cayman 5 following the exercise of the Cayman 7 Call Options not already completed at the Holdco Put Option Exercise Date; plus

(B) (i) if the 2009 Shares have not been issued, $4,802,949; plus (ii) if the 2010 Shares have not been issued, $7,186,412; plus (iii) if the 2012 Shares have not been issued, $1,444,443;

“Cayman 7 Call Option”	has the meaning given in Clause 2.1.1;

“Cayman 7 Call Option Completion Date”	has the meaning given in Clause 3.1.4;

“Cayman 7 Call Option Exercise Date”	each of those dates set out in Column B of Schedule 2 as such dates may be modified in accordance with this Agreement;

“Cayman 7 Call Option Notice”	has the meaning given in Clause 3.1.3;

“Cayman 7 Call Option Consideration Notice”	has the meaning given in Clause 3.1.2;

“Cayman 7 Call Option Period”	has the meaning given in Clause 3.1.1;

“Cayman 7 Call Option Substitute Right	each of the Second Cayman 7 Call Option Substitute Right, the Third Cayman 7 Call Option Substitute Right, the First Final Cayman 7 Call Option Substitute Right, the Second Final Cayman 7 Call Option Substitute Right and the Third Final Cayman 7 Call Option Substitute Right;

“Cayman 7 Early Call Option Notice”	has the meaning given in Clause 3.1.5;

“Cayman 7 Pledge”	the Cayman 7 pledge, in the agreed form, as set out in the Commitment Letter;

“Cayman 7 Ownership Proportion”	the proportion of Ordinary Shares held by Cayman 7 as a percentage of all the Ordinary Shares then in issue, multiplied by the percentage ownership of the Company in Lux 1, in each case on the relevant date, multiplied by 100. In the event that any new shares have been issued by either the Company or Lux 1 after the date of this Agreement and on or before the date in respect of which the Cayman 7 Ownership Proportion is being calculated, such new shares shall be excluded from the calculation of the Cayman 7 Ownership Proportion, which shall be calculated as if such issue of new shares had not occurred;

“CEDC Common Stock”	$0.01 common stock of CEDC, listed for trading on the NASDAQ Global Select Market under the symbol “CEDC”;

“CEDC Finance Default”	shall mean any of the following events: (a) a default by any member of the CEDC Group with respect to any mortgage, agreement or other instrument under which there may be outstanding, or by which there may be secured or evidenced, any indebtedness for money borrowed in excess of $40 million in the aggregate of the Company and/or any member of the CEDC Group, whether such indebtedness now exists or shall hereafter be created, either: (i) resulting in such indebtedness becoming or being declared due and payable; or (ii) constituting a failure to pay the principal or interest of any such debt when due and payable at its stated maturity, upon required repurchase, upon declaration or otherwise; or (b) a final judgment for the payment of $40 million or more (excluding any amounts covered by insurance) is rendered against any member of the CEDC Group, which judgment is not discharged or stayed within 60 days after: (i) the date on which the right to appeal thereof has expired if no such appeal has commenced; or (ii) the date on which all rights to appeal have been extinguished;

“CEDC Group”	CEDC or any of its Subsidiaries which it controls at the relevant time (which for the avoidance of doubt shall include the Group where CEDC is entitled to exercise its rights to become the Controlling Shareholder under Clause 2 of the Governance and Shareholders Agreement);

“Change of Control”	the completion of the acquisition of Control of CEDC, or any successor entity, or of any future ultimate Holding Company of CEDC, by any Person or group acting in concert;

“Class A Limited Partner”	has the meaning given in the Limited Partnership Agreement;

“Code”	US Internal Revenue Code of 1986, as amended;

“Commitment Letter”	the commitment letter entered into on 24 April 2009 between the Holdcos, Lion Capital LLP and CEDC;

“Common Stock Equivalents”	has the meaning given in Clause 5.2.2(b);

“Control”	(including, with their correlative meanings, “Controlled by”, “Controlling” and “under common Control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise) of any other Person, provided that, in any event, any Person which owns, directly or indirectly, a majority of the securities having ordinary voting power or otherwise having the power to elect a majority of the directors or other governing body of a corporation or having a majority of the partnership or other ownership interests of any other Person (other than as a limited partner of such other Person) will be deemed to control such corporation or other Person; and for the avoidance of doubt a limited partnership is Controlled by its general partner;

“Corporate Income Tax”	all taxes based upon, measured by, or calculated with respect to (i) gross or net income or gross (or any intermediate measure) or net receipts or profits (including any capital gains and municipal business tax or any similar tax but not including sales, value added, consumption, use, real or personal property, transfer or other similar taxes); (ii) withholding taxes measured by, or calculated with respect to, any payments or distributions (other than wages) and in the case of (i) or (ii) payments on account of or in respect of to those taxes and (iii) any interest, fine, penalty or charge paid, payable or accrued in respect of or in relation to (i) or (ii);

“Cyprus 1”	Pasalba Limited, a company incorporated in the Republic of Cyprus with company number 202291 having its principal place of business at Theklas Lysioti 35, Eagle Star House, 5th Floor, 3030 Limossol, Cyprus;

“Earnout Dispute Notice”	has the meaning given in Clause 8.4.6;

“Earnout Evaluation Period”	has the meaning given in Clause 8.4.5;

“Earnout Notice”	has the meaning given in Clause 8.4.4;

“Elective Minority Purchase”	has the meaning given in Clause 9.1;

“Earnout Settlement Amount”	has the meaning given in Clause 8.5.3;

“Encumbrance”	any mortgage, charge (fixed or floating), pledge, lien, hypothecation, option, right of set off, security trust, assignment by way of security, reservation of title, option, restriction, right of first refusal, right of pre-emption, third party right or interest, or any other encumbrance or security interest whatsoever created or arising or any other agreement or arrangement (including any sale and leaseback transaction) entered into for the purposes of conferring security or having similar effect and any agreement to enter into, create or establish any of the foregoing;

“Enforcement Event”	has the meaning given in Clause 12.1;

“Enterprise Value”	has the meaning given in Clause 2.3.2;

“Equity Value”	has the meaning given in Clause 2.3.3;

“Exit”	shall have the meaning set out in the Governance and Shareholders Agreement;

“Exchange Rate”	1.30;

“Fair Market Value”	shall mean Ten Day VWAP;

“Final Cayman 7 Call Option”	the Cayman 7 Call Option exercisable on the Cayman 7 Call Option Exercise Date set out in the sixth row of Schedule 2;

“Final Cayman 7 Call Option Completion Date”	the Cayman 7 Call Option Completion Date relating to the Final Cayman 7 Call Option;

“Final Cayman 7 Call Option Exercise Date”	the Cayman 7 Call Option Exercise Date of the Final Cayman 7 Call Option;

“Final Discharge Date”	the first date on which Cayman 7 has satisfied all obligations under this Agreement in respect of any exercise of the Cayman 7 Call Options, the Holdco Put Option and the Holdco Call Option, and the transfer of shares thereunder, and on which there is no Outstanding Consideration actually or potentially payable hereunder by Cayman 7;

“Finance Documents”	the Finance Documents as defined in the Senior Facilities Agreement and the Finance Documents as defined in the Definitions and Schedules Deed (as defined in the On-Loan Facility Agreement). On-Loan Facility Agreement has the meaning given in the Senior Facilities Agreement. Senior Facilities Agreement means the senior facilities agreement dated 10 July 2008 (as amended on or around 23 December 2008, and as further amended and/or restated from time to time) between, among others, Nowdo Limited as Senior Borrower, Pasalba Limited as the Company, the Arrangers, the Original Lenders, the Facility Agent, the Security Agent and the Issuing Bank (each as defined therein);

“First Cayman 7 Call Option”	the Cayman 7 Call Option exercisable on the Cayman 7 Call Option Exercise Date set out in the second row of Schedule 2;

“First Cayman 7 Call Option Exercise Date”	the Cayman 7 Call Option Exercise Date of the First Cayman 7 Call Option;

“Fourth Cayman 7 Call Option”	the Cayman 7 Call Option exercisable on the Cayman 7 Call Option Exercise Date set out in the fifth row of Schedule 2;

“Fourth Cayman 7 Call Option Completion Date”	the Cayman 7 Call Option Completion Date relating to the Fourth Cayman 7 Call Option;

“Fourth Cayman 7 Call Option Exercise Date”	the Cayman 7 Call Option Exercise Date of the Fourth Cayman 7 Call Option;

“Governance and Shareholders Agreement”	the Governance and Shareholders Agreement dated on or about the date hereof and made between the Company, the Holdcos, Cayman 7 and CEDC, as set out in the Commitment Letter;

“Group”	the Company and its Subsidiaries from time to time and “member of the Group” and “Group Company” shall be construed accordingly; for the avoidance of doubt, no Shareholder nor any of their respective Affiliates (as such terms are defined in the Governance and Shareholders Agreement) (other than the Company and the Subsidiaries of the Company) shall be a member of the Group for the purposes of this Agreement;

“Holdcos”	Cayman 4 and Cayman 5, each being a “Holdco”;

“Holdco Call Option”	has the meaning given in Clause 2.3.1;

“Holdco Call Option Completion Date”	has the meaning given in Clause 3.3.3;

“Holdco Call Option Exercise Date”	the date on which the Holdcos serve a Holdco Call Option Notice on Cayman 7;

“Holdco Call Option Notice”	has the meaning given in Clause 3.3.2;

“Holdco Call Option Period”	has the meaning given in Clause 3.3.1;

“Holdco Call Option Valuation Date”	31 December in the year immediately preceding the Holdco Call Option Exercise Date;

“Holdco Pledges”	the Holdco pledges, in the agreed form, as set out in the Commitment Letter;

“Holdco Put Option”	has the meaning given in Clause 2.2.1;

“Holdco Put Option Completion Date”	has the meaning given in Clause 3.2.3;

“Holdco Put Option Exercise Date”	the date on which the Holdcos serve a Holdco Put Option Notice on Cayman 7;

“Holdco Put Option Notice”	has the meaning given in Clause 3.2.2;

“Holdco Put Option Period”	has the meaning given in Clause 3.2.1;

“Holdco Sharing Proportions”	76 per cent. to Cayman 4 and 24 per cent. to Cayman 5;

“Indebtedness”

in relation to the Lux 1 Group, shall mean on the relevant date:

(a)      all outstanding obligations for money borrowed, including overdrafts, from any Person (including, for the avoidance of doubt, any accrued but unpaid interest and prepayment penalties);

(b)      all outstanding obligations under any hedges, swaps and other derivative contracts to the extent that they are out of the money;

(c)       all outstanding obligations evidenced by notes, debentures, bonds or other similar instruments for the payment of which the Lux 1 Group is responsible or liable;

(d)      the net present value of all outstanding obligations as lessees under all finance leases including sale and leaseback programs, in accordance with the Accounting Principles, irrespective of whether accrued for in the relevant accounts or not;

(e)       all outstanding recourse liabilities (whether conditional or unconditional) arising from any transactions related to the assignment of receivables for financing purposes by any member of the Lux 1 Group to any Person who is not a member of the Lux 1 Group, including all factoring agreements and similar agreements executed for the purpose of obtaining financing;

(f)       all unfunded pension and similar liabilities and accruals in accordance with Accounting Principles whether accrued or not;

(g)      redeemable preference shares or other similar equity instruments classified as liabilities under Accounting Principles;

(h)      an amount equal to the lower of: a) $25 million; and b) the aggregate of i) all litigation provisions; and ii) all tax provisions excluding such tax provisions to the extent that a claim has been made and settled under the Original Sale Agreement in respect of the tax relating to any such tax provision;

(i)       any capital creditors;

(j)       all outstanding obligations of members of the Lux 1 Group issued or assumed for deferred or contingent purchase price payments associated with transactions involving acquisitions of assets (for the avoidance of doubt, including the acquisition of shares, intellectual property, any business or any other fixed asset but excluding payables to creditors in relation to goods and/or services provided to the Lux 1 Group in the ordinary course of the Lux 1 Group’s business), excluding any obligations arising under the Original Sale Agreement including the current portion of any such obligation;

(k)      all outstanding liabilities arising from legally binding surety agreements, guarantees, indemnities, letters of comfort, Encumbrances or similar arrangements or obligations, furnished for liabilities or obligations of any third party, whether actual or contingent, with the exception of guarantees and other similar arrangements entered into the ordinary course of trading in relation to, inter alia, customs, excise taxes and VAT;

(l)       all outstanding obligations for the reimbursement of any obligor on any letter of credit, banker’s acceptance, guarantee or similar credit transaction, with the exception of guarantees and other similar arrangements entered into the ordinary course of trading in relation to, inter alia, customs, excise taxes, VAT, and

(m)     an amount equal to 50 per cent. of any reasonable provisions or accruals made in respect of actual or potential obligations of any member of the Group under the Original Sale Agreement, except to the extent such obligations have actually been paid, but shall not include any Indebtedness from Lux 1 to the Company or any Indebtedness arising between members of the Lux 1 Group;

“Independent Accountant”	an independent firm of internationally recognised chartered accountants as agreed by CEDC and the Holdcos in writing, or in default of nomination by agreement between CEDC and the Holdcos, appointed at the request of either CEDC or the Holdcos by the President, for the time being, of the Institute of Chartered Accountants in England and Wales, or any successor body thereto;

“Initial Cash Amounts”	the cash amounts payable in respect of a Cayman 7 Call Option or the Holdco Put Option as set out in Columns C, D, and E of Schedule 2 (as adjusted in accordance with this Agreement or as otherwise agreed between the Parties);

“Initial Seller Party Securities”	has the meaning given in the Lux 1 Shareholders Agreement;

“Leading Tranche”	has the meaning given in the Registration Rights Agreement;

“Letter of Undertaking”	the letter of undertaking entered into on 24 April 2009 between the Holdcos, Carey Agri International – Poland sp. z o.o., Lion Capital LLP and CEDC;

“Limited Partnership Agreement”	the amended and restated limited partnership agreement relating to Cayman 7 made, on or about the date of this Agreement, between CEDC, Lion/Rally Cayman 2 and [Lion/Rally Cayman 8 Limited];

“Lux 1”	Lion/Rally Lux 1, company number B139.056, a société anonyme incorporated in Luxembourg with registered offices at 13-15, avenue de la Liberté, L-M31 Luxembourg;

“Lux 1 Group”	Lux 1 and its Subsidiaries from time to time;

“Lux 1 Group EBITDA”

for any period, the consolidated Net Profit of the Lux 1 Group expressed in $ for the relevant period before bringing into account any of the following items without duplication, so that, for the avoidance of doubt, to the extent any of the following have been charged, expensed or deducted or credited in computing such Net Profit they shall be adjusted as follows:

(a)      any interest paid, payable or accrued by any member of the Lux 1 Group (including fees or penalties incurred in connection with third party borrowings or the issue of guarantees and letters of credit) and including any amounts payable under any interest rate hedging arrangement shall be added back and any interest owing to or received by any member of the Lux 1 Group and including any amounts receivable under any interest rate hedging arrangement shall be deducted;

(b)      any Corporate Income Tax paid, payable or accrued by any member of the Lux 1 Group or any deferred tax charges arising for such period shall be added back and any amount received or receivable by any member of the Lux 1 Group in respect of a refund or receipt of Corporate Income Tax or any deferred tax credit shall be deducted;

(c)       any loss against book value incurred by any member of the Lux 1 Group on the sale, lease or any other disposal of any capital asset shall be added back and any gain against book value incurred by any member of the Lux 1 Group on the sale, lease or any other disposal of any capital asset shall be deducted;

(d)      any provision in respect of bad debts in excess of $6 million in aggregate shall be added back;

(e)       any provision for any fundamental restructuring costs shall be added back and any release or reversal of such provision shall be deducted;

(f)       any loss arising on any revaluation of any fixed asset shall be added back and any gain arising on any revaluation of any fixed asset shall be deducted;

(g)      any realised or unrealised foreign exchange losses shall be added back and any realised or unrealised foreign exchange gains shall be deducted;

(h)      depreciation shall be added back;

(i)       any amortisation or impairment of tangible or intangible assets shall be added back;

(j)       any amortisation of debt issuance costs shall be added back;

(k)      the costs paid or payable in relation to any acquisition or disposal of any company or business or brand shall be added back;

(l)       any dividends paid or payable shall be added back and any dividends received or receivable shall be deducted;

(m)     any transfer of funds or capital contributions received by any member of the Lux 1 Group shall be deducted;

(n)      any gain or loss resulting from any changes in the fair value of financial instruments (excluding trade receivables and trade payables) shall be added back or deducted;

(o)      any fines, late payment interest and/or penalties paid or to be paid to the tax authorities or other governmental authorities shall be added back; any refunds/credits shall be deducted;

(p)      any taxes paid or payable in respect to prior periods shall be added back and refunds or receipts of taxes in respect to prior periods shall be deducted;

(q)      any charge in respect of the fair value of share options under the Accounting Principles shall be added back and any reversal of such charge or credit in respect to the fair value of share options shall be deducted;

(r)       any charge in respect of any Management Incentive Payments shall be added back and any reversal of such charge or credit in respect to such Management Incentive Payments shall be deducted; and

(s)       any profit before interest, tax, depreciation and amortisation or other profit attributable to any minority interest in any member of the Lux 1 Group shall be deducted by ensuring that Lux 1 Group EBITDA proportionately consolidates any member of the Lux 1 Group where there is a minority interest;

“Lux 1 Shareholders Agreement”	the Shareholders Agreement entered into on 9 July 2008 between Lion/Rally Cayman 2, the Initial Seller Parties (as defined therein), Lux 1, and Lion Capital (Guernsey) Limited;

“Management Incentive Payment”	incentive payments made to senior management of the Group in addition to usual base salary amounts, consulting fees and/or bonuses;

“Merger”	has the meaning given in Clause 5.2.2;

“Minority Purchase”	means an Elective Minority Purchase or the purchase or redemption by Lux 1 of the shares and CPECs of Lux 1 in accordance with the Put Option (as defined in the Lux 1 Shareholders Agreement);

“NASDAQ Marketplace Rule”	the Marketplace Rules of NASDAQ listed companies and trading in the NASDAQ stock market;

“Net Profit”	the consolidated profit or loss of Lux 1 after taking account of all items required by the Accounting Principles to be included in the income statement and corresponding to the total of net profit, subject thereto being calculated on a consistent basis with the consolidated audited accounts of Lux 1 for the relevant period;

“New Investment”	has the meaning given in the Commitment Letter;

“Normalised Level of Working Capital”	the average level of Working Capital of the Lux 1 Group calculated by taking the average of the last twelve months ends’ or the last four quarters ends’ (as the Company may determine) Working Capital immediately prior to the relevant date, having first excluded any one-off or exceptional items from such Working Capital;

“Note Purchase Agreement”	the note purchase and share subscription agreement entered into on 24 April 2009 between CEDC, Carey Agri International – Poland sp. z o.o., Lion/Rally Cayman 2 and Cayman 5;

“Original Sale Agreement”	the sale and purchase agreement dated 22 May 2008 between Cyprus 1 and Cirey Holdings, Inc. concerning the acquisition of certain entitles comprising the Russian Alcohol Group;

“Ordinary Shares”	the A Ordinary Shares in the capital of the Company;

“Outstanding Consideration”	the sum of the Cayman 4 Outstanding Consideration and the Cayman 5 Outstanding Consideration;

“Outstanding Consideration Payment Notice”	has the meaning given in Clause 4.2.2(c);

“Outstanding Consideration Payment Notice Period”	has the meaning given in Clause 4.2.2(c);

“Overall Average Unit Price”	$12,684,412;

“Person”	shall mean any natural person, corporation, general partnership, simple partnership, limited partnership, proprietorship, other business organisation, trust, union, association or governmental authority, whether incorporated or unincorporated; a reference to any Person shall include such Person’s successors and permitted assigns under any agreement, instrument, contract or other document;

“Pledges”	the Cayman 7 Pledge and the Holdco Pledges;

“Preference Shares”	the 100 Preference Shares of $1 each in the capital of the Company, as such shares may be reclassified from time to time;

“Principal Investment Value”	in respect of any Initial Seller Party Securities the aggregate $ amount paid by the Initial Seller Parties for such Initial Seller Party Securities as is set out in Column 3 of Schedule 5 of the Lux 1 Shareholders Agreement;

“Realised Average Unit Price”	The $ amount equal to (A) (i) the aggregate of all $ Initial Cash Amounts actually paid by Cayman 7 to the Holdcos under this Agreement prior to the Relevant Cayman 7 Call Option Exercise Date (excluding any adjustments made in accordance with this Agreement); plus (ii) the aggregate of all € Initial Cash Amounts actually paid by Cayman 7 to the Holdcos under this Agreement prior to the relevant date, multiplied by the Exchange Rate; plus (iii) $110 million; divided by (B) the Acquired Unit Count;

“Registration Rights Agreement”	the registration rights agreement in the agreed form as set out in the Commitment Letter;

“Relevant Cayman 7 Call Option”	has the meaning given in Clause 6.1;

“Relevant Cayman 7 Call Option Exercise Date”	has the meaning given in Clause 6.2;

“Reorganisation”	has the meaning given in Clause 5.2.2;

“Second Cayman 7 Call Option”	the Cayman 7 Call Option exercisable on the Cayman 7 Call Option Exercise Date set out in the third row of Schedule 2;

“Second Cayman 7 Call Option Exercise Date”	the Cayman 7 Call Option Exercise Date of the Second Cayman 7 Call Option;

“Security Impairment Event”	any event or circumstance which has, or is reasonably likely to have, a material adverse effect on the validity, enforceability or the priority or ranking of any security granted to the Holdcos pursuant to the Cayman 7 Pledge and which, if capable of remedy by the Parties, is not remedied within 20 Business Days of the date of such effect occurring;

“Securities Act”	the Securities Act of 1933, as amended;

“Share Equivalent”	means, in relation to an amount of cash in US Dollars, a number of shares of CEDC Common Stock equal to: (i) that cash amount; divided by (ii) the Ten Day VWAP on the dealing day immediately preceding the date on which such shares are issued pursuant to this Agreement, rounded up to the nearest whole share;

“Shares”	the Ordinary Shares and the Preference Shares;

“Subsidiary”	in relation to any Person (a “Holding Company”), any other Person directly or indirectly Controlled by that Holding Company;

“Tax”	all forms of taxation, duties, imposts, contributions and levies and all related withholdings and deductions of any kind imposed by a relevant tax authority and any associated interest, penalty, surcharge or fine and any amount agreed to be paid to any relevant tax authority in settlement of any claim for any of the foregoing;

“Ten Day VWAP”	on the relevant dealing day, the volume weighted average VWAP over a period of ten dealing days prior to and including the relevant dealing day;

“Third Cayman 7 Call Option”	the Cayman 7 Call Option exercisable on the Cayman 7 Call Option Exercise Date set out in the fourth row of Schedule 2;

“Third Cayman 7 Call Option Exercise Date”	the Cayman 7 Call Option Exercise Date of the Third Cayman 7 Call Option;

“Third Consideration Instalment”	has the meaning given in the Note Purchase Agreement;

“Third Completion Date”	has the meaning given in the Note Purchase Agreement;

“Thirty-Day VWAP”	on the relevant dealing day, the volume weighted average VWAP over a period of thirty dealing days prior to and including the relevant dealing day;

“Trailing Tranche”	has the meaning given in the Registration Rights Agreement;

“Transaction Documents”	this Agreement, the Pledges, the Commitment Letter, the Letter of Undertaking, the Warrant Instruments, the Note Purchase Agreement, the Registration Rights Agreement, and the Governance and Shareholders Agreement, and “Transaction Document” means any of them;

“VWAP”	with respect to a particular date, the volume weighted average trading price of a share of CEDC Common Stock on and as reported by the principal securities exchange on which the CEDC Common Stock is then listed or admitted to trading for any relevant trading date, or, if the CEDC Common Stock is not listed or admitted to trading on any securities exchange, as determined in good faith and in a commercially reasonable manner by resolution of the Board of Directors of CEDC, based on the best information available to it and (if so requested by Cayman 5) having engaged an independent appraiser in such regard;

“Warrants”	the 2011 Warrants, the 2012 Warrants and the 2013 Warrants;

“Warrant Instruments”	the 2011 Warrants Instrument, the 2012 Warrants Instrument and the 2013 Warrants Instrument; and

“Working Capital”

the aggregate value of:

(a)       the consolidated inventory of the Lux 1 Group;

(b)      the consolidated trade receivables of the Lux 1 Group; and

(c)       all consolidated other current assets of the Lux 1 Group,

less the aggregate value of:

(a)       the consolidated trade payables of the Lux 1 Group; and

(b)      the consolidated other payables of the Lux 1 Group (but excluding interest accruals),

as at the relevant date, in each case calculated in accordance with the Accounting Principles.

1.2	In this Agreement:

1.2.1	references to a document in the “agreed form” are to that document in the form agreed to and initialled for the purposes of identification by or on behalf of the Parties;

1.2.2	references to a Clause or Schedule are to a clause or schedule of this Agreement, and references to this Agreement include the Schedules;

1.2.3	the headings in this Agreement do not affect its construction or interpretation;

1.2.4	references to a “Party” or to the “Parties” are references to a party or parties to this Agreement;

1.2.5	a reference to a document is a reference to that document as amended or modified from time to time in writing by the mutual consent of the parties;

1.2.6	references to “$”or “USD” are references to the lawful currency for the time being of the United States of America;

1.2.7	references to “€” or “Euro” are references to the single currency and the legal means of payment in the territory of the European Monetary Union;

1.2.8	the singular includes the plural and vice versa and any gender includes any other gender; and

1.2.9	all obligations of the Holdcos under this Agreement, including liability in respect of any claims or any other breach of this Agreement, are several only and not joint.

2	GRANT OF PUT AND CALL OPTIONS

2.1	Cayman 7 Call Options

2.1.1	The Holdcos grant to Cayman 7 a series of options entitling Cayman 7 to acquire the Ordinary Shares and Preference Shares (each a “Cayman 7 Call Option”). In relation to each Cayman 7 Call Option Exercise Date Cayman 7 shall be entitled to require:

(a)	Cayman 4 to sell to it the number of Ordinary Shares set out in Column F of Schedule 2 for the relevant Cayman 7 Call Option Exercise Date in exchange for the payment to Cayman 4, in cash, of the aggregate of: (i) the $ Initial Cash Amount set out in Column C of Schedule 2 (as adjusted in accordance with this Agreement or as otherwise may be agreed between the Parties); and (ii) the € Initial Cash Amount set out in Column D of Schedule 2; and

(b)	Cayman 5 to sell to it the number of Preference Shares set out in Column G of Schedule 2 for the relevant Cayman 7 Call Option Exercise Date in exchange for the payment to Cayman 5, in cash, of the $ Initial Cash Amount set out in Column E of Schedule 2 (as adjusted in accordance with this Agreement or as otherwise may be agreed between the Parties).

2.1.2	Each Cayman 7 Call Option may be exercised only in respect of both of: (a) all of the corresponding number of Ordinary Shares which Cayman 7 shall be entitled to acquire under Clause 2.1.1(a); and (b) all of the corresponding number of Preference Shares which Cayman 7 shall be entitled to acquire under Clause 2.1.1(b).

2.2	Holdco Put Option

2.2.1	Cayman 7 grants:

(a)	to Cayman 4 the right to require Cayman 7 to acquire all (but not some) of the Ordinary Shares held by Cayman 4; and

(b)	to Cayman 5 the right to require Cayman 7 to acquire all (but not some) of the Preference Shares held by Cayman 5,

in each case as at the Holdco Put Option Exercise Date (together the “Holdco Put Option”).

2.2.2	The Holdco Put Option may be exercised only in respect of both of: (a) all of the corresponding number of Ordinary Shares which Cayman 4 shall be entitled to require Cayman 7 to acquire under Clause 2.2.1(a); and (b) all of the corresponding number of Preference Shares which Cayman 5 shall be entitled to require Cayman 7 to acquire under Clause 2.2.1(b).

2.2.3	The consideration to be paid by Cayman 7 in respect of the Holdco Put Option shall be:

(a)	the Cayman 4 Put Option Price, to be paid to Cayman 4; and

(b)	the Cayman 5 Put Option Price, to be paid to Cayman 5.

2.3	Holdco Call Option

2.3.1	Cayman 7 grants to the Holdcos the right for each of the Holdcos to acquire, subject to Clauses 2.3.4 and 2.3.5, some or all of the Ordinary Shares in the capital of the Company held from time to time by Cayman 7 (the “Holdco Call Option”). The amounts to be paid by the Holdcos to Cayman 7 upon exercise of the Holdco Call Option shall be such amount as is equal, for each Holdco, to:

A x B x C

where :	A = the Equity Value;

B = the percentage ownership of the Company in Lux 1; and

C = the number of Ordinary Shares to be acquired by Cayman 4 or Cayman 5 (as the case may be) under the Holdco Call Option as a percentage of all the Ordinary Shares then in issue,

(in respect of Cayman 4, the “Cayman 4 Call Option Consideration” and in respect of Cayman 5 the “Cayman 5 Call Option Consideration”).

2.3.2	The enterprise value of the Lux 1 Group in respect of the Holdco Call Option (the “Enterprise Value”) shall be equal to seven times Lux 1 Group EBITDA for the period of twelve months ending on 31 December in the year immediately prior to the Holdco Call Option Exercise Date.

2.3.3	The equity value of the Lux 1 Group (the “Equity Value”) shall be equal to:

(a)	the Enterprise Value; minus

(b)	Indebtedness on the Holdco Call Option Valuation Date; minus

(c)	any Indebtedness arising after the Holdco Call Option Valuation Date and before the Holdco Call Option Exercise Date, which arises other than in the ordinary course of trading for the Group and which remains outstanding on the Holdco Call Option Exercise Date; plus

(d)	Cash on the Holdco Call Option Valuation Date; plus

(e)	Working Capital on the Holdco Call Option Valuation Date; minus

(f)	Normalised Working Capital on the Holdco Call Option Valuation Date.

2.3.4	The Holdcos shall exercise the Holdco Call Option jointly, and neither Holdco shall be permitted to exercise the Holdco Call Option unless the other does so simultaneously.

2.3.5	The number of Ordinary Shares held from time to time by Cayman 7 that each Holdco shall respectively acquire under the Holdco Call Option, shall be the lower of: (i) that number of such Ordinary Shares as shall be equal in value (as determined in this Clause 2.3) to the Cayman 4 Outstanding Consideration or Cayman 5 Outstanding Consideration (as the case may be) rounded up to the nearest whole Ordinary Share; and (ii) that proportion of such total number of Ordinary Shares held by Cayman 7 as is equal to the proportion that the Cayman 4 Outstanding Consideration or Cayman 5 Outstanding Consideration (as the case may be) bears in relation to the Outstanding Consideration.

3	EXERCISE AND COMPLETION OF PUT AND CALL OPTIONS

3.1	Exercise of Cayman 7 Call Options

3.1.1	Subject to Clause 3.1.5, each Cayman 7 Call Option shall only be exercisable:

(a)	in respect of the First Cayman 7 Call Option, on the First Cayman 7 Call Option Exercise Date or during the period of 30 days thereafter, but not before the issue by CEDC of those shares of CEDC Common Stock set out in Clause 5.2.1(a);

(b)	in respect of the Second Cayman 7 Call Option on the Second Cayman 7 Call Option Exercise Date or during the period of 30 days thereafter;

(c)	in respect of the Third Cayman 7 Call Option, on the Third Cayman 7 Call Option Exercise Date or during the period of 60 days thereafter;

(d)	in respect of the Fourth Cayman 7 Call Option, on the Fourth Cayman 7 Call Option Exercise Date or during the period of 90 days thereafter; and

(e)	in respect of the Final Cayman 7 Call Option, on the Final Cayman 7 Call Option Exercise Date or during the period of 120 days thereafter,

(each a “Cayman 7 Call Option Period”). No Cayman 7 Call Option may be exercised on or after the Holdco Put Option Exercise Date.

3.1.2	Twelve days prior to the relevant Cayman 7 Call Option Exercise Date, the Holdcos shall send to Cayman 7 a written notice setting out the consideration payable (including, where relevant, the number of shares of CEDC Common Stock to be issued) and the number of Ordinary Shares and Preference Shares which may be acquired by Cayman 7 in respect of the relevant Cayman 7 Call Option if Cayman 7 exercises such Cayman 7 Call Option (a “Cayman 7 Call Option Consideration Notice”).

3.1.3	In order to exercise a Cayman 7 Call Option, Cayman 7 shall notify the Holdcos, in writing, of its exercise of the Cayman 7 Call Option (a “Cayman 7 Call Option Notice”) in the form set out in Part A of Schedule 7, which shall specify the number of Ordinary Shares and Preference Shares to be sold by the Holdcos pursuant to that Cayman 7 Call Option and the consideration to be paid. The service of a Cayman 7 Call Option Notice, and thus the exercise of a Cayman 7 Call Option, shall be irrevocable.

3.1.4	If a Cayman 7 Call Option Notice is validly served, Cayman 7 and CEDC (as the case may be) and the Holdcos shall be obliged to complete the sale of the relevant Ordinary Shares and Preference Shares under the relevant Cayman 7 Call Option within five Business Days of service of the relevant Cayman 7 Call Option Notice in accordance with Clause 4 (the “Cayman 7 Call Option Completion Date”).

3.1.5	Cayman 7 shall, at the direction of CEDC only (and subject to CEDC first satisfying its funding obligations under section 3 of the Limited Partnership Agreement), exercise a Cayman 7 Call Option earlier than the relevant Cayman 7 Call Option Exercise Date specified in Schedule 2 provided that, at the time of such exercise, all Cayman 7 Call Options with Cayman 7 Call Option Exercise Dates relating to dates earlier than that of the relevant Cayman 7 Call Option have, at the time of such exercise, been exercised and completed in full or are being exercised simultaneously with the relevant Cayman 7 Call Option. The relevant Cayman 7 Call Option may be exercised early by CEDC notifying, in writing, Cayman 7 and the Holdcos of the revised relevant Cayman 7 Call Option Exercise Date (a “Cayman 7 Early Call Option Notice”), such date being no fewer than 30 days after the date of such notice, and no later than the original relevant Cayman 7 Call Option Date, provided however that such 30 day minimum period shall not apply if the Holdcos are in continuing breach of their obligation to transfer Sale Shares to Cayman 7 on the terms of this Agreement or if any of them (or Lion Capital LLP) has a liquidator, receiver, administrative receiver or administrator appointed (other than in respect of a solvent liquidation).

3.2	Exercise of Holdco Put Option

3.2.1	The Holdco Put Option shall be exercisable:

(a)	for a period of 45 days commencing on the day immediately following the last day of any Cayman 7 Call Option Period during which the relevant Cayman 7 Call Option was not exercised; and

(b)	in accordance with Clause 12.2,

(the “Holdco Put Option Period”), provided that a failure to exercise such option in any given Holdco Put Option Period shall not prevent the Holdco Put Option being exercised at any time when it subsequently becomes exercisable again pursuant to Clause 3.2.1.

3.2.2	In order to exercise the Holdco Put Option, the Holdcos shall notify Cayman 7, in writing, of their exercise of the Holdco Put Option, (a “Holdco Put Option Notice”) in the form set out in Part B of Schedule 7, which shall specify the number of Ordinary Shares and Preference Shares to be sold by each of Cayman 4 and Cayman 5 pursuant to the Holdco Put Option and the consideration to be paid to each of them.

3.2.3	If a Holdco Put Option Notice is validly served, Cayman 7 and the Holdcos shall be obliged to complete the sale of the relevant Shares within three Business Days of service of the Holdco Put Option Notice in accordance with Clause 4 (the “Holdco Put Option Completion Date”).

3.3	Exercise of Holdco Call Option

3.3.1	The Holdco Call Option shall be exercisable for a period of 45 days commencing on the Holdco Put Option Completion Date provided that Cayman 7 has not settled the Outstanding Consideration and that no Outstanding Consideration Payment Notice has been given (the “Holdco Call Option Period”).

3.3.2	In order to exercise the Holdco Call Option, the Holdcos shall notify Cayman 7, in writing, of their exercise of the Holdco Call Option, (a “Holdco Call Option Notice”) in the form set out in Part C of Schedule 7, which shall specify the number of Ordinary Shares to be sold by Cayman 7 pursuant to the Holdco Call Option and the consideration to be paid.

3.3.3	If a Holdco Call Option Notice is validly served, Cayman 7 and the Holdcos shall be obliged to complete the sale of the relevant Ordinary Shares within five Business Days of service of the Holdco Call Option Notice in accordance with Clause 4 (the “Holdco Call Option Completion Date”).

4	COMPLETION OF THE SALE OF SHARES UNDER PUT AND CALL OPTIONS

4.1	Completion of the sale of Ordinary Shares and Preference Shares in respect of a Cayman 7 Call Option, the Holdco Put Option or the Holdco Call Option shall take place:

4.1.1	in respect of a Cayman 7 Call Option, on the corresponding Cayman 7 Call Option Completion Date;

4.1.2	in respect of the Holdco Put Option, on the Holdco Put Option Completion Date; and

4.1.3	in respect of the Holdco Call Option, on the Holdco Call Option Completion Date.

4.2	On completion of the sale of Shares following exercise of a Cayman 7 Call Option, the Holdco Put Option or the Holdco Call Option:

4.2.1	in respect of each Cayman 7 Call Option:

(a)	Cayman 4 shall deliver to Cayman 7:

(i)	duly executed transfer(s) in favour of Cayman 7 in respect of the Ordinary Shares to be transferred in respect of the relevant Cayman 7 Call Option; and

(ii)	the relevant share certificate(s) in respect of such Ordinary Shares being transferred; and

(b)	Cayman 5 shall deliver to Cayman 7:

(i)	duly executed transfer(s) in favour of Cayman 7 in respect of the Preference Shares to be transferred in respect of the relevant Cayman 7 Call Option; and

(ii)	the relevant share certificate(s) in respect of such Preference Shares being transferred; and

(c)	against delivery of the duly executed transfer(s) Cayman 7 shall pay, in cash and in immediately available funds: (A) to Cayman 4 the aggregate of (i) the corresponding $ Initial Cash Amount set out in Column C of Schedule 2, (as adjusted in accordance with this Agreement or as otherwise may be agreed between the Parties); plus (ii) the corresponding € Initial Cash Amount set out in Column D of Schedule 2; and (B) to Cayman 5 the corresponding $ Initial Cash Amount set out in Column E of Schedule 2, (as adjusted in accordance with this Agreement or as otherwise may be agreed between the Parties);

4.2.2	in respect of the Holdco Put Option:

(a)	Cayman 4 shall deliver to Cayman 7:

(i)	duly executed transfer(s) in favour of Cayman 7 in respect of all Ordinary Shares held by Cayman 4 on the Holdco Put Option Exercise Date; and

(ii)	the relevant share certificate(s) in respect of such Ordinary Shares being transferred; and

(b)	Cayman 5 shall deliver to Cayman 7:

(i)	duly executed transfer(s) in favour of Cayman 7 in respect of all Preference Shares held by Cayman 5 on the Holdco Put Option Exercise Date; and

(ii)	the relevant share certificate(s) in respect of such Preference Shares being transferred; and

(c)	Cayman 7 shall, against delivery of the duly executed transfer(s), be liable to pay:

(i)	the Cayman 4 Put Option Price to Cayman 4, which shall be left outstanding on account due from Cayman 7 to Cayman 4 and which shall accrue interest daily at an annual rate of 12 per cent., compounding annually, for the period from the Holdco Put Option Exercise Date until the date on such aggregate amount is paid (the “Cayman 4 Outstanding Consideration”); and

(ii)	the Cayman 5 Put Option Price to Cayman 5, which shall be left outstanding on account due from Cayman 7 to Cayman 5 and which shall accrue interest daily at an annual rate of 12 per cent., compounding annually, for the period from the Holdco Put Option Exercise Date until the date on such aggregate amount is paid (the “Cayman 5 Outstanding Consideration”), and which shall be paid, in cash, only upon the Holdcos giving written notice to Cayman 7 (an “Outstanding Consideration Payment Notice”) requiring Cayman 7 to satisfy the entire Outstanding Consideration. If an Outstanding Consideration Payment Notice is validly served, Cayman 7 shall pay the Outstanding Consideration on or before the date falling three Business Days from service of the Outstanding Consideration Payment Notice (the “Outstanding Consideration Payment Notice Period”).

4.2.3	in respect of the Holdco Call Option:

(a)	Cayman 7 shall deliver to Cayman 4:

(i)	duly executed transfer(s) in favour of Cayman 4 in respect of that number of Ordinary Shares held by Cayman 7 as specified in the Holdco Call Option Notice; and

(ii)	the relevant share certificate(s) in respect of such Ordinary Shares being transferred; and

(b)	Cayman 7 shall deliver to Cayman 5:

(i)	duly executed transfers in favour of Cayman 5 in respect of that number of Ordinary Shares held by Cayman 7 as specified in the Holdco Call Option Notice and all of the Preference Shares held by Cayman 7; and

(ii)	the relevant share certificate(s) in respect of such Ordinary Shares and Preference Shares being transferred;

(c)	Cayman 4 and Cayman 5 shall, against delivery of the duly executed transfer(s), satisfy the Cayman 4 Call Option Consideration and Cayman 5 Call Option Consideration to be paid by setting off such amounts against the Cayman 4 Outstanding Consideration and the Cayman 5 Outstanding Consideration (as the case may be).

4.3	If the Holdco Put Option is exercised after the Fourth Cayman 7 Call Option Exercise Date any remaining Outstanding Consideration after the set off pursuant to Clause 4.2.3 shall immediately cease to be due and payable and Cayman 7 shall be released from all obligations hereunder to pay the same.

5	CONSIDERATION PAYABLE FOR GRANT OF CAYMAN 7 CALL OPTIONS

5.1	Delivery of Warrants

In consideration of the Holdcos granting to Cayman 7 the Cayman 7 Call Options, CEDC shall, within 30 days from the date of this Agreement, deliver, or cause to be delivered, the Warrants to the Holdcos in the amounts set out in Columns H and I of Schedule 2.

5.2	Issue of CEDC Common Stock

5.2.1	In consideration of the Holdcos granting to Cayman 7 the Cayman 7 Call Options, CEDC shall, subject to the Holdcos not having exercised the Holdco Put Option:

(a)	on 31 October 2009 issue 1,000,000 shares of CEDC Common Stock to the Holdcos in the proportions set out in the second row of Columns J and K of Schedule 2 (the “2009 Shares”);

(b)	on 15 June 2010 issue 1,575,000 shares of CEDC Common Stock to the Holdcos in the proportions set out in the third row of Columns J and K of Schedule 2 (the “2010 Shares”); and

(c)	on 31 July 2012 issue 751,852 shares of CEDC Common Stock to the Holdcos in the proportions set out in the fifth row of Columns J and K of Schedule 2 (the “2012 Shares”),

in each case subject to adjustment as per Clause 8.3.4.

5.2.2	Until the 2009 Shares, the 2010 Shares and the 2012 Shares (together, the “Consideration Shares”) have been issued pursuant to Clause 5.2.1:

(a)	Mergers or Consolidations. If at any time after the date hereof until all of the Consideration Shares have been issued pursuant to Clause 5.2.1, there shall be a capital reorganisation (other than a combination or subdivision of CEDC Common Stock otherwise provided for herein) resulting in a reclassification to or change in the Consideration Shares (a “Reorganisation”), or a merger or consolidation of CEDC with another Person (other than a merger with another Person in which CEDC is a continuing corporation and which does not result in any reclassification or change in the Consideration Shares or a merger effected exclusively for the purpose of changing the domicile of CEDC) (a “Merger”) or the sale of all or substantially all of the assets of CEDC (a “Disposal”), then, as a part of such Reorganisation, Merger or Disposal, lawful provision and adjustment shall be made so that the Holdcos shall thereafter be entitled to receive in respect of any unissued Consideration Shares, pursuant to Clause 5.2.1 and at the times provided for and subject to the terms and conditions of the Transaction Documents, the number of shares of stock or any other equity or debt securities or property to which the Holdcos would have been entitled upon consummation of the Reorganisation, Merger or Disposal if the Holdcos had received all such unissued Consideration Shares immediately prior to such Reorganisation, Merger or Disposal. In any such case, appropriate adjustment shall be made in the application of the provisions of Clause 5.2.1 with respect to the rights and interests of the Holdcos after the Reorganisation, Merger or Disposal to the end that the provisions of Clause 5.2.1 and Clause 5.2.2 shall be applicable after that event, as near as reasonably may be, in relation to any shares of stock, securities, property or other assets thereafter deliverable pursuant to Clause 5.2.1. CEDC will not effect any Reorganisation, Merger or Disposal unless prior to the consummation thereof each corporation or entity (other than CEDC) which may be required to deliver any securities or other property pursuant to Clause 5.2.1 as provided herein shall assume in a written agreement the obligation to deliver to the Holdcos such securities or other property as (in accordance with the foregoing provisions) the Holdcos may be entitled to receive and agreeing and confirming that the provisions of Clause 5.2.1 shall continue in full force and effect, enforceable against CEDC and such corporation or entity in accordance with the terms thereof and hereof. The foregoing provisions of this Clause 5.2.2(a) shall similarly apply to successive Reorganisations, Mergers and Disposals.

(b)	Splits and Subdivisions; Dividends. In the event CEDC should at any time or from time to time (i) effectuate a split or subdivision of the outstanding shares of CEDC Common Stock, (ii) pay a dividend in or make a distribution payable in additional shares of CEDC Common Stock or other securities that are convertible or exchangeable or exercisable into shares of CEDC Common Stock (“Common Stock Equivalents”), or (iii) issue by reclassification of CEDC Common Stock any other capital stock of CEDC, in each case without payment of any consideration by such holder for the additional shares of CEDC Common Stock or Common Stock Equivalents (including the additional shares of CEDC Common Stock issuable upon conversion or exercise thereof), then, as of the applicable record date (or the date of such distribution, split, subdivision or reclassification if no record date is fixed), the number of unissued Consideration Shares shall be appropriately increased in proportion to such increase (or potential increase) of outstanding shares; provided, however, that no adjustment shall be made in the event the split, subdivision, dividend, distribution or reclassification is not effectuated. The adjustment pursuant to this Clause 5.2.2(b) shall be made successively each time that any event listed in this Clause 5.2.2(b) above shall occur.

(c)	Combination of Shares. If the number of shares of CEDC Common Stock outstanding at any time after the date hereof is decreased by a combination or reverse split of the outstanding shares of CEDC Common Stock, the number of shares of unissued Consideration Shares shall be appropriately decreased in proportion to such decrease in outstanding shares as at the effective date of such combination or reverse split; provided, however, that no adjustment shall be made in the event such combination or reverse split is not effectuated.

(d)	Cash Dividends and Other Distributions. If CEDC shall distribute to holders of CEDC Common Stock (i) any dividend or other distribution of cash, evidences of its indebtedness, or any other properties or securities (other than any dividend or distribution described in Clause 5.2.2(b)) or (ii) any options, warrants, or other rights to subscribe for or purchase any of the foregoing (other than any rights, options, warrants, or securities described below), that, in the case of both clause (i) and clause (ii) together, aggregate on a rolling twelve-month basis to a Fair Market Value per share of CEDC Common Stock as of the trading day immediately preceding the declaration of such distribution (the “FMV Date”) that exceeds 3% of the Fair Market Value of one share of CEDC Common Stock on the FMV Date, then in each such case the number of unissued Consideration Shares shall be increased in each case to the number obtained by multiplying (A) the number of unissued Consideration Shares, before such adjustment, and (B) the quotient of (1) the Fair Market Value of one share of CEDC Common Stock on the last trading day preceding the first date on which the CEDC Common Stock trades regular way without the right to receive such distribution, divided by (2) the Fair Market Value calculated in clause (1) minus the amount of cash and/or the Fair Market Value of any evidences of indebtedness, other property or securities, options, warrants or other rights to subscribe for or purchase the foregoing so distributed in respect of one share of CEDC Common Stock. In the event that such distribution is not so made, then no such adjustment to the number of unissued Consideration Shares shall be made pursuant to this Clause 5.2.2(d). Notwithstanding anything in this Clause 5.2.2(d) to the contrary, no adjustment to the number of unissued Consideration Shares shall be made pursuant to this Clause 5.2.2(d) as a result of the issuance or other sale by CEDC of any of its shares of CEDC Common Stock upon (A) the conversion or exchange of any of CEDC’s preferred stock, warrants, options or other convertible or exchangeable securities, provided, such preferred stock, warrants, options or other convertible or exchangeable securities are outstanding as of the date of this Agreement, (B) the grant or exercise of any stock options, restricted stock, restricted stock units, stock appreciation rights or other forms of stock or stock-based rights granted to officers, directors or employees of CEDC pursuant to a stock option plan, benefit plan or incentive plan of CEDC, whether in effect as of the date of this Agreement or approved by the Board of Directors of CEDC after the date of this Agreement, or (C) the grant or issuance of rights pursuant to a shareholder rights plan.

(e)	Certain Issuances.

(i) Without duplication of any other items contained in this Agreement, if at any time or from time to time CEDC shall issue (A) CEDC Common Stock at a price per share that is lower at the date of such issuance than 85% of either, at CEDC’s sole election, (x) the closing sale price of one share of CEDC Common Stock on the date of such issuance on and as reported by the principal securities exchange on which the CEDC Common Stock is then listed or admitted to trading, or, if the CEDC Common Stock is not listed or admitted to trading on any securities exchange, as determined in good faith and in a commercially reasonable manner by resolution of the Board of Directors of CEDC, based on the best information available to it and (if requested by the Holdcos) having engaged an independent appraiser in such regard (the “Closing Price”), or (y) the volume weighted average trading price of one share of CEDC Common Stock on and as reported by the principal securities exchange on which the CEDC Common Stock is then listed or admitted to trading for the thirty (30) trading days immediately preceding the date of such issuance, or, if the CEDC Common Stock is not listed or admitted to trading on any securities exchange, the fair market value of one share of CEDC Common Stock as determined in good faith and in a commercially reasonable manner by resolution of the Board of Directors of CEDC, based on the best information available to it and (if requested by the Holdcos) having engaged an independent appraiser in such regard (the “30-Day FMV”) or (B) rights, options, or warrants for, or securities convertible or exchangeable into, CEDC Common Stock entitling the holders thereof to subscribe for or purchase shares of CEDC Common Stock at a price per share that is lower at the date of such issuance than 85% of either, at CEDC’s sole election, the Closing Price or the 30-Day FMV, then the number of unissued Consideration Shares thereafter issuable pursuant to Clause 5.2.1 shall be determined by multiplying the number of then unissued Consideration Shares by a fraction, the numerator of which shall be the number of shares of CEDC Common Stock outstanding on the date of issuance of such CEDC Common Stock, rights, options, warrants, or convertible or exchangeable securities (assuming the exercise or conversion of all then outstanding rights, options, warrants or convertible or exchangeable securities) plus the number of additional shares of CEDC Common Stock offered for subscription or purchase or into which such securities are convertible or exchangeable, and the denominator of which shall be the number of shares of CEDC Common Stock outstanding on the date of issuance of such CEDC Common Stock, rights, options, warrants, or convertible or exchangeable securities (assuming the exercise or conversion of all then outstanding rights, options, warrants or convertible or exchangeable securities) plus the total number of shares of CEDC Common Stock that could be purchased with the aggregate consideration received through issuance of such Common Stock, rights, options, warrants, or convertible or exchangeable securities at either, at CEDC’s sole election, the Closing Price or the 30-Day FMV. Such adjustment shall be made whenever such shares of CEDC Common Stock, rights, options, warrants, or convertible or exchangeable securities are issued and shall become effective retroactively immediately after the date on which such Persons became entitled to receive such shares of CEDC Common Stock, rights, options, warrants or convertible or exchangeable securities.

(ii) This Clause 5.2.2(e) shall not apply to issuances of CEDC Common Stock, rights, options, warrants, or convertible or exchangeable securities resulting from or in connection with:

(A) the conversion or exchange of any of CEDC’s preferred stock, warrants, options or other convertible or exchangeable securities, provided, such preferred stock, warrants, options or other convertible or exchangeable securities are outstanding as of the date of this Agreement or were issued in connection with a transaction not covered by Clause 5.2.2(e)(i)(B),

(B) the grant or exercise of any stock options, restricted stock, restricted stock units, stock appreciation rights or other forms of stock or stock-based rights granted to officers, directors or employees of CEDC pursuant to a stock option plan, benefit plan or incentive plan of CEDC, whether in effect as of the date of this Agreement or approved by the Board of Directors of CEDC after the date of this Agreement,

(C) the Note Purchase and Share Subscription Agreement,

(D) this Agreement,

(E) the issuance or exercise of any of the Warrants,

(F) a Merger, Reorganization or Disposal, or

(G) the grant or issuance of rights pursuant to a shareholder rights plan.

(iii) If any CEDC Common Stock, rights, options, warrants or convertible or exchangeable securities are issued together with other obligations or securities, then an allocation shall be made of the aggregate consideration received as between such CEDC Common Stock, rights, options, warrants or convertible or exchangeable securities, on the one hand, and such other obligations or securities, on the other hand (as determined in good faith and in a commercially reasonable manner by the Board of Directors of CEDC, whose determination shall be evidenced by a board resolution, a copy of which will be sent to the Holdcos upon request), to determine a price per share for such CEDC Common Stock, rights, options, warrants or convertible or exchangeable securities for the purposes of this Clause 5.2.2(e). This Clause 5.2.2(e) shall apply with equal force and effect to any amendment, revision, adjustment, or other modification of the terms of any outstanding rights, options, or warrants for, or securities convertible or exchangeable into, CEDC Common Stock if and to the extent that such amendment, revision, adjustment, or other modification has the effect of allowing the holders thereof to subscribe for or purchase shares of CEDC Common Stock at a price per share that is lower at the date of such modification than 85% of either, at CEDC’s sole election, the Closing Price or the 30-Day FMV, subject to the provisions of Clause 5.2.2(e)(ii). No adjustment shall be made pursuant to this Clause 5.2.2(e) that would have the effect of decreasing the number of unissued Consideration Shares.

(f)	Superseding Adjustment. Upon the expiration of any rights, options, warrants, or conversion or exchange privileges that resulted in any adjustment pursuant to this Clause 5.2.2, if any thereof shall not have been exercised, the number of unissued Consideration Shares shall be readjusted as if (i) the only shares of CEDC Common Stock issuable upon exercise of such rights, options, warrants, or conversion or exchange privileges were the shares of CEDC Common Stock, if any, actually issued upon the exercise of such rights, options, warrants, or conversion or exchange privileges and (ii) shares of CEDC Common Stock actually issued, if any, were issuable for the consideration actually received by CEDC upon such exercise plus the aggregate consideration, if any, actually received by CEDC for the issuance, sale, or grant of all such rights, options, warrants, or conversion or exchange privileges whether or not exercised; provided, however, that no such readjustment shall (except by reason of an intervening adjustment under Clause 5.2.2(b)) have the effect of decreasing the number of unissued Consideration Shares by an amount in excess of the amount of the adjustment to such number of unissued Consideration Shares initially made in respect of the issuance, sale, or grant of such rights, options, warrants, or conversion or exchange privileges.

(g)	No Duplication. Notwithstanding anything else contained in this Clause 5.2.2, no single event shall result in an adjustment to the number of unissued Consideration Shares under more than one of the subsections set forth in Clause 5.2.2 so as to result in duplication.

5.3	All shares of CEDC Common Stock issued under this Agreement and all shares of CEDC Common Stock issuable upon exercise of the Warrants shall be issued as fully paid up and free from Encumbrances and shall be entitled to the rights and subject to the obligations set out in the Registration Rights Agreement.

5.4	Where CEDC issues shares of CEDC Common Stock or the Warrants under Clause 5 or Clause 8 of this Agreement, such issues shall be deemed to have been made on behalf of Cayman 7 and Cayman 7 agrees to issue Partnership Interests (as defined under the Limited Partnership Agreement) to CEDC equal to the fair market value (as at the date of such issue of CEDC Common Stock or Warrants) of such shares of CEDC Common Stock and Warrants so issued.

6	ANTITRUST OBLIGATIONS

6.1	The right of Cayman 7 to exercise (i) any Cayman 7 Call Option (the “Relevant Cayman 7 Call Option”) the completion of which would give CEDC the right to exercise control rights in respect of the Company, which rights would require an Antitrust Approval; and (ii) any subsequent Cayman 7 Call Options, shall be subject, in each case, to such Antitrust Approval being received. For the avoidance of doubt, if the Cayman 7 Call Option Exercise Date of the Relevant Cayman 7 Call Option has been amended in accordance with Clause 3.1.5, such that it falls on the same date as the Cayman 7 Call Option Exercise Date of any other Cayman 7 Call Option(s), then the exercise of such other Cayman 7 Call Option(s) shall not be subject to such Antitrust Approval being received.

6.2	If such a required Antitrust Approval has not been received prior to the Cayman 7 Call Option Exercise Date of the Relevant Cayman 7 Call Option as such date may be amended in accordance with this Agreement except by operation of this Clause 6 (the “Relevant Cayman 7 Call Option Exercise Date”), Cayman 7 shall be obligated to pay to the Holdcos in cash:

6.2.1	if the Relevant Cayman 7 Call Option Exercise Date occurs on or before 31 December 2011, the lower of $50 million, and the Antitrust Adjustment Payment; and

6.2.2	if the Relevant Cayman 7 Call Option Exercise Date occurs after 31 December 2011, the lower of $42.5 million, and the Antitrust Adjustment Payment,

in each case, on the Relevant Cayman 7 Call Option Exercise Date. Such payment will be allocated between the Holdcos in the Holdco Sharing Proportions.

6.3	If Antitrust Approval is subsequently received after the Relevant Cayman 7 Call Option Exercise Date, the Cayman 7 Call Option Exercise Date of the Relevant Cayman 7 Call Option, and any other Cayman 7 Call Options delayed in accordance with the provision of this Clause 6, shall be deemed to be the date falling 60 days after the date of receipt of Antitrust Approval and all remaining Cayman 7 Call Options shall once again be exercisable in accordance with their terms.

6.4	The $ Initial Cash Amounts payable to Cayman 4 and Cayman 5 in relation to the Relevant Cayman 7 Call Option shall be reduced by the amount actually received in accordance with Clause 6.2, allocated between the Holdcos in the Holdco Sharing Proportions.

6.5	Where the exercise by Cayman 7 of any Cayman 7 Call Option is delayed due to the failure to obtain Antitrust Approval, the Initial Cash Amounts payable following the exercise of such Cayman 7 Call Option shall be increased by an amount equal to interest accruing thereon at an annual rate of 8 per cent. from the relevant Cayman 7 Call Option Exercise Date before the application of Clauses 6.1 and 6.3 until the relevant Cayman 7 Call Option Exercise Date following the application of Clauses 6.1 and 6.3

6.6	If Antitrust Approval is not subsequently received after the Relevant Cayman 7 Call Option Exercise Date, and an Exit is undertaken, then Cayman 7 shall, from the proceeds received from such Exit, pay to the Holdcos within 30 days of such Exit, an amount in cash equal to the amount by which the Antitrust Adjustment Payment under Clause 6.2 exceeds the amounts paid by Cayman 7 to the Holdcos pursuant to Clause 6.2. Such payment will be allocated between the Holdcos in the Holdco Sharing Proportions, and shall in no circumstance exceed the aggregate Exit proceeds received by Cayman 7 net of any fees, costs or expenses incurred by Cayman 7 with regard to such Exit.

7	DEFERRAL OF ISSUE OF SHARES AND WARRANTS

7.1	Notwithstanding anything herein to the contrary, in order to ensure compliance with NASDAQ Marketplace Rule 4350(i)(1)(c)(i), if, immediately following the issuance of any shares of CEDC Common Stock pursuant to this Agreement, the Holdcos and their Affiliates would collectively own 5% or more of the number of shares of CEDC Common Stock outstanding or 5% or more of the voting power of CEDC outstanding (the “Substantial Shareholder Threshold”), then the following shall apply:

7.1.1	such number of shares of CEDC Common Stock as may be issued without breaching the Substantial Shareholder Threshold shall be issued in accordance with the terms of this Agreement;

7.1.2	in the case of shares of CEDC Common Stock issuable pursuant to Clause 5 hereof (excluding, for the avoidance of doubt, shares of CEDC Common Stock issuable upon the exercise of any Warrant), the number of shares of CEDC Common Stock issuable but not yet issued shall accordingly be reduced by the number of such shares of CEDC Common Stock permitted to be issued pursuant to Clause 7.1.1;

7.1.3	in the case of shares of CEDC Common Stock issuable pursuant to Clause 8.2 hereof, the amount of the relevant $ Initial Cash Amount outstanding and not yet paid shall accordingly be reduced by the Cash Equivalent of such shares of CEDC Common Stock permitted to be issued pursuant to Clause 7.1.1;

7.1.4	after such time as the Holdcos and their Affiliates have advised CEDC in writing that they collectively own 3.5% or less of the number of shares of CEDC Common Stock outstanding and 3.5% or less of the voting power of CEDC outstanding, CEDC shall issue a number of shares of CEDC Common Stock to the Holdcos (a) in the case of shares of CEDC Common Stock relating to a Trailing Tranche (as defined in the Registration Rights Agreement), promptly and (b) in the case of shares of CEDC Common Stock relating to a Leading Tranche (as defined in the Registration Rights Agreement), on the first Business Day after the effectiveness of the registration statement filed in relation to such shares of CEDC Common Stock (as contemplated by Sections 2.2(a) and/or 2.2(b), as the case may be, and Section 2.11(c) of the Registration Rights Agreement) equal to the lesser of:

(a)	(1) the Share Equivalent of all outstanding $ Initial Cash Amounts that have not been paid due to the operation of this Clause 7.1 plus (2) the number of shares of CEDC Common Stock issuable pursuant to Clause 5 hereof that have not been issued due to the operation of this Clause 7.1; and

(b)	the maximum number of shares of CEDC Common Stock that may be issued without breaching the Substantial Shareholder Threshold,

and the relevant $ Initial Cash Amounts outstanding shall accordingly be reduced by the Cash Equivalent of the shares of CEDC Common Stock issued pursuant to Clause 7.1.4(a)(1), and the number of shares of CEDC Common Stock issuable pursuant to Clause 5 hereof that have not been issued due to the operation of this Clause 7.1 shall accordingly be reduced by the number of shares of CEDC Common Stock issued pursuant to Clause 7.1.4(a)(2); and

7.1.5	Clause 7.1.4 shall continue to be applied until the amount of all outstanding $ Initial Cash Amounts that have not been paid due to the operation of this Clause 7.1, and the number of all shares of CEDC Common Stock issuable pursuant to Clause 5 hereof that have not been issued due to the operation of this Clause 7.1, have been reduced to zero.

7.2	Each Holdco agrees to provide to CEDC such information regarding ownership of CEDC Common Stock by it and its Affiliates as CEDC may reasonably request in connection with Clause 7.1.

8	ADJUSTMENTS TO INITIAL CASH AMOUNTS AND ADDITIONAL CONSIDERATION

8.1	Interest on Initial Cash Amounts

In respect of any Initial Cash Amounts payable in respect of any Cayman 7 Call Option, each such Initial Cash Amount shall be increased by 8 per cent. per annum for the period from: (a) the relevant Cayman 7 Call Option Exercise Date; to (b) the earlier of: (i) the Holdco Put Option Exercise Date; and (ii) the actual date on which the relevant Cayman 7 Call Option is exercised, in accordance with Clause 3.1.3.

8.2	Adjustments in respect of the Second, Third and Final Cayman 7 Call Options

8.2.1	CEDC shall have the right to require that:

(a)	up to the lower of: (i) $15 million of the $ Initial Cash Amounts to be paid in respect of the Second Cayman 7 Call Option and (ii) the 2009 Earnout Amount, shall instead be paid by CEDC on behalf of Cayman 7 through the issue of shares of CEDC Common Stock to the Holdcos (the “Second Cayman 7 Call Option Substitute Right”);

(b)	up to $15 million of the $ Initial Cash Amounts to be paid in respect of the Third Cayman 7 Call Option shall instead be paid by CEDC on behalf of Cayman 7 through the issue of shares of CEDC Common Stock to the Holdcos (the “Third Cayman 7 Call Option Substitute Right”);

(c)	if the Final Cayman 7 Call Option Completion Date occurs after 30 June 2012, up to $20 million of the $ Initial Cash Amounts to be paid in respect of the Final Cayman 7 Call Option shall instead be paid by CEDC on behalf of Cayman 7 through the issue of shares of CEDC Common Stock to the Holdcos (the “First Final Cayman 7 Call Option Substitute Right”);

(d)	if the Final Cayman 7 Call Option Completion Date occurs after 31 December 2011 but on or before 30 June 2012 (i) the $ Initial Cash Amounts to be paid in respect of the Final Cayman 7 Call Option shall be reduced by $5 million and (ii) up to $15 million of such reduced $ Initial Cash Amount shall instead be paid by CEDC on behalf of Cayman 7, through the issue of shares of CEDC Common Stock to the Holdcos (the “Second Final Cayman 7 Call Option Substitute Right”); and

(e)	if the Final Cayman 7 Call Option Completion Date occurs on or before 31 December 2011 (i) the $ Initial Cash Amounts to be paid in respect of the Final Cayman 7 Call Option shall be reduced by $10 million; and (ii) up to $10 million of such reduced $ Initial Cash Amount shall instead be paid by CEDC on behalf of Cayman 7, through the issue of shares of CEDC Common Stock to the Holdcos (the “Third Final Cayman 7 Call Option Substitute Right”).

8.2.2	Each Cayman 7 Call Option Substitute Right shall be exercised by CEDC giving written notice to the Holdcos no later than 30 days prior to the Cayman 7 Call Option Exercise Date of the relevant Cayman 7 Call Option, such notice to include the amount of the $ Initial Cash Amounts to be substituted through exercise of the relevant Cayman 7 Call Option Substitute Right (the “Substitute Amount”).

8.2.3	The number of shares of CEDC Common Stock to be issued to the Holdcos following exercise of a Cayman 7 Call Option Substitute Right shall be equal to:

(a)	in respect of the Second Cayman 7 Call Option Substitute Right, the Substitute Amount, divided by the Ten Day VWAP of CEDC Common Stock on the dealing day immediately prior to the Second Cayman 7 Call Option Exercise Date;

(b)	in respect of the Third Cayman 7 Call Option Substitute Right, the Substitute Amount divided by the Ten Day VWAP of CEDC Common Stock on the dealing day immediately prior to the Third Cayman 7 Call Option Exercise Date; and

(c)	in respect of the First Final Cayman 7 Call Option Substitute Right, the Second Final Cayman 7 Call Substitute Right and the Third Final Cayman 7 Call Option Substitute Right, the Substitute Amount divided by the Ten Day VWAP of CEDC Common Stock on the dealing day immediately prior to the Final Cayman 7 Call Option Exercise Date.

8.2.4	The shares of CEDC Common Stock issued following exercise of a Cayman 7 Call Option Substitute Right shall be allocated between the Holdcos according to the Holdco Sharing Proportions.

8.2.5	Where CEDC exercises a Cayman 7 Call Option Substitute Right, CEDC shall issue the relevant number of shares of CEDC Common Stock to the Holdcos on the relevant Cayman 7 Call Option Exercise Date, save that if CEDC defaults on such obligation to issue such shares of CEDC Common Stock on the relevant Cayman 7 Call Option Exercise Date CEDC shall be afforded a cure period of 30 days thereafter during which to effect such issue (the “Substitute Cure Period”), and if CEDC so issues such shares of CEDC Common Stock during the Substitute Cure Period, the relevant Ten Day VWAP to be used for calculating the number of shares of CEDC Common Stock to be issued shall be the Ten Day VWAP on the trading day immediately prior to the date of the actual issue of such shares.

8.2.6	Where CEDC exercises its rights under a Cayman 7 Call Option Substitute Right and issues the relevant shares of CEDC Common Stock, the $ Initial Cash Amounts to be paid by Cayman 7 shall be reduced by the Substitute Amount and such reduction shall be allocated between the Holdcos according to the Holdco Sharing Proportions.

8.2.7	The adjustments set out in this Clause 8.2 shall not apply in respect of the calculation or determination of the Cayman 4 Put Option Price and the Cayman 5 Put Option Price.

8.3	Adjustment in respect of issue of 2009 Shares, 2010 Shares and 2012 Shares

8.3.1	If the Thirty Day VWAP of CEDC Common Stock on 31 October 2009 (the “31 October 2009 VWAP”) is less than $20, Cayman 7 shall pay:

(a)	to Cayman 4, in $ in cash, as an increase to the $ Initial Cash Amount payable in respect of the Second Cayman 7 Call Option an amount equal to the number of shares of CEDC Common Stock to be issued to Cayman 4 as set out in the second row of Column J of Schedule 2 x ($20 minus the 31 October 2009 VWAP); and

(b)	pay to Cayman 5, in $ in cash, as an increase to the $ Initial Cash Amount payable in respect of the Second Cayman 7 Call Option an amount equal to the number of shares of CEDC Common Stock to be issued to Cayman 5 as set out in the second row of Column K of Schedule 2 x ($20 minus the 31 October 2009 VWAP).

8.3.2	If the 31 October 2009 Upside VWAP is greater than $20:

(a)	the $ Initial Cash Amount payable to Cayman 4 in respect of the Third Cayman 7 Call Option shall be reduced by an amount equal to 50 per cent of the number of shares of CEDC Common Stock to be issued to Cayman 4 as set out in the second row of Column J of Schedule 2 x (the 31 October 2009 Upside VWAP minus $20); and

(b)	the $ Initial Cash Amount payable to Cayman 5 in respect of the Third Cayman Call Option shall be reduced by an amount equal to 50 per cent of the number of shares of CEDC Common Stock to be issued to Cayman 5 as set out in the second row of Column K of Schedule 2 x (the 31 October 2009 Upside VWAP minus $20).

8.3.3	If the Thirty Day VWAP of CEDC Common Stock on 15 June 2010 (the “15 June 2010 VWAP”), is less than $19, Cayman 7 shall pay:

(a)	to Cayman 4, in $ in cash, as an increase to the $ Initial Cash Amount payable in respect of the Second Cayman 7 Call Option an amount equal to the number of shares of CEDC Common Stock to be issued to Cayman 4 as set out in the third row of Column J of Schedule 2 x ($19 minus the 15 June 2010 VWAP); and

(b)	to Cayman 5, in $ in cash, as an increase to the $ Initial Cash Amount payable in respect of the Second Cayman 7 Call Option an amount equal to the number of shares of CEDC Common Stock to be issued to Cayman 5 as set out in the third row of Column K of Schedule 2 x ($19 minus the 15 June 2010 VWAP).

8.3.4	In respect of the shares of CEDC Common Stock to be issued pursuant to Clause 5.2.1(c), the number of shares of CEDC Common Stock to be issued to each of Cayman 4 and Cayman 5 will be reduced:

(a)	by 100 per cent. if the Final Cayman 7 Call Option Completion Date falls on or before 31 December 2010;

(b)	by 50 per cent. if the Final Cayman 7 Call Option Completion Date falls after 31 December 2010 but on or before 31 December 2011; or

(c)	by 25 per cent. if the Final Cayman 7 Call Option Completion Date falls after 31 December 2011 but before 30 June 2012.

8.4	Earnout adjustment in respect of the Second Cayman 7 Call Option

8.4.1	If Lux 1 Group EBITDA for the year ending 31 December 2009 (“2009 Group EBITDA”) is greater than $70 million, Cayman 7 shall pay to the Holdcos the sum of: 1.0 x (2009 Group EBITDA minus $70 million), subject to a maximum payment of $20 million (the “2009 Earnout Amount”).

8.4.2	Cayman 7 shall satisfy its obligations to pay the 2009 Earnout Amount by increasing the $ Initial Cash Amounts to be paid in respect of the Second Cayman 7 Call Option by an amount equal to the 2009 Earnout Amount, and such increase shall be allocated between the Holdcos according to the Holdco Sharing Proportions.

8.4.3	The Holdcos shall use their reasonable endeavours to ensure that the consolidated (or combined as the case may be) accounts of the Lux 1 Group (produced in accordance with the Accounting Principles) are approved and signed by the Lux 1 Group’s auditor on or before 31 March 2010.

8.4.4	The Holdcos shall, within 15 Business Days of receiving the audited accounts of Lux 1 for 2009, send to Cayman 7 and CEDC a copy of such accounts together with a notice (an “Earnout Notice”) setting out in reasonable detail:

(a)	the calculation of 2009 Group EBITDA; and

(b)	the calculation of the 2009 Earnout Amount.

8.4.5	CEDC, who shall have the right to act on behalf of Cayman 7 with respect to this Clause 8, shall have 15 Business Days (the “Earnout Evaluation Period”), from service of the Earnout Notice, within which to give notice to the Holdcos that Cayman 7 does not accept the accuracy of the Earnout Notice and disputes the calculation of the 2009 Earnout Amount. If CEDC does not give such notice during the Earnout Evaluation Period, CEDC shall be deemed to have accepted the Earnout Notice as accurate at the expiry of the Earnout Evaluation Period and the 2009 Earnout Amount payable under the Earnout Notice shall, in the absence of fraud or manifest error, be binding on both Cayman 7 and the Holdcos.

8.4.6	If CEDC gives notice (an “Earnout Dispute Notice”) that it does not accept the accuracy of the Earnout Notice (such notice to include, in reasonable detail, details of the objection to the Earnout Notice including the relevant amounts), CEDC and the Holdcos shall have 20 Business Days or such longer period as they may agree, from service of the Earnout Dispute Notice, within which to resolve any disagreement relating to the Earnout Notice. CEDC and the Holdcos shall use their best endeavours to resolve the disagreement within that period and shall afford each other reasonable access to the books and records of the Lux 1 Group to enable CEDC and the Holdcos to use such best endeavours to resolve their disagreement.

8.4.7	If CEDC and the Holdcos are unable to resolve their disagreement within the period set out in Clause 8.4.6, the calculation of the 2009 Earnout Amount shall be referred to the Independent Accountant for determination on the following terms:

(a)	the Independent Accountant will act as an expert (and not as an arbitrator);

(b)	in so far as they are able, CEDC and the Holdcos will each provide the Independent Accountant with all information relating to the Lux 1 Group which the Independent Accountant reasonably requires;

(c)	the Independent Accountant’s decision will be made within 30 days of the referral and will, in the absence of fraud or manifest error, be final and binding on Cayman 7 and the Holdcos; and

(d)	the Independent Accountant’s costs will be paid by a member of the Lux 1 Group as determined by Cayman 5.

8.4.8	To the extent that an Earnout Dispute Notice has been served and such dispute has not, in respect of the 2009 Earnout Amount, been resolved by the Second Cayman 7 Call Option Exercise Date, then the 2009 Earnout Amount shall be paid within 10 Business Days of its final determination as an adjustment to the $ Initial Cash Amounts payable in respect of the Second Cayman 7 Call Option.

8.4.9	Where payment of the Second Cayman 7 Call Option has been accelerated in accordance with Clause 3.1.5, payment of the 2009 Earnout Amount, if applicable, shall be made within 10 Business Days of the Second Cayman 7 Call Option Exercise Date, as if Clause 3.1.5 had not been applied.

8.4.10	If the Holdcos exercise their rights under the Holdco Put Option prior to determination of the 2009 Earnout Amount in accordance with this Clause 8.4, the 2009 Earnout Amount shall be $20 million.

8.4.11	If CEDC prior to 31 December 2009 exercises its rights either to become the Controlling Shareholder or for the Company to be under JV Control, each under Clause 2 of the Governance and Shareholders Agreement (as defined therein), the 2009 Earnout Amount shall be $20 million.

8.5	Adjustments in respect of the earnout amounts under the Original Sale Agreement

8.5.1	To the extent that Cyprus 1 makes payment of any First Earnout Amount (as such term is defined in the Original Sale Agreement), as such First Earnout Amount shall be finally determined in accordance with the Original Sale Agreement, the $ Initial Cash Amounts payable in respect of the Third Cayman 7 Call Option shall be reduced by an amount equal to one third of the amount by which the Second Earnout Amount paid exceeds $40 million, such reduction of the relevant $ Initial Cash Amounts not to exceed $10 million in aggregate, and to be allocated between the Holdcos according to the Holdco Sharing Proportions.

8.5.2	To the extent that Cyprus 1 makes payment of any Second Earnout Amount (as such term is defined in the Original Sale Agreement), as such Second Earnout Amount shall be finally determined in accordance with the Original Sale Agreement, the $ Initial Cash Amounts payable in respect of the Cayman 7 Call Option next exercised after the Second Earnout Amount is settled shall be reduced by an amount equal to 7.5 per cent. of the Second Earnout Amount paid, such reduction of the relevant $ Initial Cash Amounts not to exceed $10,875,000 in aggregate, and to be allocated between the Holdcos according to the Holdco Sharing Proportions.

8.5.3	If the Original Sale Agreement is amended such that the First Earnout Amount and the Second Earnout Amount are settled in one payment (the “Earnout Settlement Amount”), the $ Initial Cash Amounts payable in respect of (i) the Second Cayman 7 Call Option and (ii) the Third Cayman 7 Call Option will be each be reduced by 3.75 per cent. of the Earnout Settlement Amount, such reductions of the relevant $ Initial Cash Amounts not to exceed $10,875,000 in aggregate, and each to be allocated between the Holdcos according to the Holdco Sharing Proportions. Clauses 8.5.1 and 8.5.2 shall not apply upon the operation of this Clause 8.5.3 and this Clause 8.5.3 shall not apply upon the operation of Clauses 8.5.1 and 8.5.2.

8.6	Payment of dividends

8.6.1	If the Company makes any dividend, payment or other form of cash distribution (a “Distribution”) to a Holdco in respect of its holding of Shares in the Company, the $ Initial Cash Amount payable to that Holdco upon the exercise of the next Cayman 7 Call Option becoming exercisable following the date of the Distribution shall be reduced by an amount equal in value to such Distribution increased by an amount equivalent to interest at the rate of 8 per cent. per annum from the date of receipt of the Distribution to the next Cayman 7 Call Option Exercise Date.

8.6.2	To the extent that the Company makes a Distribution to Cayman 7, it is acknowledged that under the terms of the Limited Partnership Agreement Cayman 7 will further distribute the proceeds of the Distribution to the Class A Limited Partners in Cayman 7. Under the Limited Partnership Agreement, immediately upon receipt of such distribution, the Class A Limited Partners have agreed to put Cayman 7 in funds of equal value to that Distribution (once made), and Cayman 7 undertakes to pay such amount to the Holdcos (divided pro rata between the Holdcos based on their respective entitlements under the next Initial Cash Amount due) as a payment on account of the next $ Initial Cash Amount due (an “Advance Payment”), with the benefit of such payment on account deemed to have increased by an amount equal to such amount accruing interest at 8 per cent. per annum from the date that Cayman 7 has made payment of such amount on account to the Holdcos until the Cayman 7 Call Option Exercise Date of the next Cayman 7 Call Option.

8.7	Minority Purchase adjustment

In the event of a Minority Purchase the $ Initial Cash Amount payable from Cayman 7 to Cayman 5 in respect of the exercise of the next Cayman 7 Call Option following such Minority Purchase shall be increased by an amount equal to $0.20 for each $1 of Principal Investment Value payable under the Minority Purchase, subject to a maximum increase of $10 million.

9	OFFER TO INITIAL SELLER PARTIES

9.1	Cayman 7 shall have the right, at the direction of CEDC only (and Cayman 7 shall so exercise such right at the direction of CEDC), to acquire some or all of the Initial Seller Party Securities (the “Elective Minority Purchase”), subject to the Initial Seller Parties agreeing to the terms of such an Elective Minority Purchase and also the Company consenting to the transfer of the Initial Seller Party Securities under the terms of the Lux 1 Shareholders Agreement which consent shall be given subject to the following conditions:

9.1.1	that the existing pledges over the Initial Seller Party Securities given as security for the obligations of Cirey Holdings, Inc. under the Original Sale Agreement will be replaced with substitute security which is satisfactory to Cyprus 1, acting reasonably;

9.1.2	that, to the extent that any consent, amendment or waiver is required from any person who is a party to any Finance Documents, such consent, amendment or waiver is duly obtained (and the Parties shall use their reasonable commercial endeavours to obtain such consents, and shall consult with each other in relation thereto);

9.1.3	that Cayman 7 shall pledge the Initial Seller Party Securities acquired to the Holdcos on substantially the same terms as the Cayman 7 Pledge; and

9.1.4	such Elective Minority Purchase is completed no later than the Final Discharge Date.

10	WARRANTIES AND UNDERTAKINGS

10.1	Cayman 4 warrants to Cayman 7 that:

10.1.1	as of the date of this Agreement, Cayman 4 is the sole owner of the Ordinary Shares which are free from Encumbrances; and

10.1.2	as at the dates of completion of the transfers of any of the Ordinary Shares to Cayman 7 pursuant to this Agreement, Cayman 4 will be the sole owner of the Ordinary Shares being transferred to Cayman 7 and such Ordinary Shares will, save for the Holdco Pledges, be free from Encumbrances.

10.2	Cayman 5 warrants to Cayman 7 that:

10.2.1	as of the date of this Agreement, Cayman 5 is the sole owner of the Preference Shares which are free from Encumbrances; and

10.2.2	as at the dates of completion of the transfers of any of the Preference Shares to Cayman 7 pursuant to this Agreement, Cayman 5 will be the sole owner of the Preference Shares being transferred to Cayman 7 and such Preference Shares will, save for the Holdco Pledges, be free from Encumbrances.

10.3	Cayman 7 warrants to the Holdcos that as at the date of completion of the transfer of any shares from Cayman 7 to the Holdcos pursuant to this Agreement, Cayman 7 will be the sole owner of the shares being transferred by it to the Holdcos and such shares will, save for the Cayman 7 Pledge, be free from Encumbrances.

10.4	CEDC represents and warrants to the Holdcos that, as of the date hereof, the number of shares of CEDC Common Stock issuable pursuant to this Agreement and any other Transaction Document is equal to or less than the sum of (a) the number of authorized but unissued shares of CEDC Common Stock and (b) the number of treasury shares of CEDC Common Stock, in each case that are not reserved for future issuance in connection with transactions in the shares of the capital stock of CEDC (other than under the Transaction Documents) on the date hereof (such shares, the “Available Shares”).

10.5	If CEDC shall not have delivered the full number of shares of CEDC Common Stock otherwise deliverable pursuant to this Agreement or any other Transaction Document as a result of CEDC not having sufficient authorized but unissued shares of CEDC Common Stock available at the time or times that the relevant rights under this Agreement or any other Transaction Document is exercised (the resulting deficit, the “Deficit Shares”), CEDC shall use reasonable efforts to promptly authorize unissued shares of CEDC Common Stock sufficient to issue the full number of the Deficit Shares and to issue and deliver such Deficit Shares thereafter. In any event CEDC shall be continually obligated to deliver, from time to time until the full number of Deficit Shares have been delivered pursuant to this paragraph, shares of CEDC Common Stock when, and to the extent, that:

(i)	shares of CEDC Common Stock are subsequently repurchased, acquired or otherwise received by CEDC or any of its subsidiaries (whether or not in exchange for cash, fair value or any other consideration);

(ii)	authorized and unissued shares of CEDC Common Stock reserved for issuance in respect of other transactions become no longer so reserved; or

(iii)	CEDC additionally authorizes any unissued shares of CEDC Common Stock.

10.6	CEDC shall promptly notify the Holdcos of the occurrence of any of the events described in Clause 10.5(i), 10.5(ii) or 10.5(iii)) (including the number of shares of CEDC Common Stock subject to Clause 10.5(i), 10.5(ii) or 10.5(iii) and the corresponding number of shares of CEDC Common Stock to be delivered) and promptly deliver such shares of Common Stock thereafter. Except as contemplated in the Transaction Documents, CEDC shall not take any action to decrease the number of Available Shares below the number of shares of CEDC Common Stock which are required to be issued pursuant to the Transaction Documents.

11	CEDC GUARANTEE

11.1	CEDC, as primary obligor, unconditionally and irrevocably guarantees, by way of continuing guarantee to the Holdcos, the payment and performance by Cayman 7, when due, of all amounts and obligations under this Agreement (the “Guaranteed Obligations”). This guarantee shall remain in full force and effect until all such amounts and obligations have been irrevocably paid and discharged in full.

11.2	This guarantee shall be in addition to and independent of all other security which the Holdcos may hold from time to time in respect of the discharge and performance by Cayman 7 of the Guaranteed Obligations.

11.3	CEDC’s obligations under this Clause 11:

11.3.1	constitute direct, primary and unconditional obligations to pay on demand by the Holdcos any sum which Cayman 7 is liable to pay under this Agreement and to perform on demand any obligation of Cayman 7 under this Agreement without requiring the Holdcos first to take any steps against Cayman 7 or any other Person; and

11.3.2	shall not be affected by any matter or thing which but for this provision might operate to affect or prejudice those obligations, including:

(a)	any time or indulgence granted to, or composition with, Cayman 7 or any other Person; or

(b)	any amendment of this Agreement; or

(c)	the taking, variation, renewal or release of, or refusal or neglect to perfect or enforce, any right, remedy or security against Cayman 7 or any other Person; or

(d)	any legal limitation, disability or other circumstance relating to Cayman 7 or any unenforceability or invalidity of any obligation of Cayman 7 under this Agreement.

12	DEFAULT

12.1	If upon expiry of the Outstanding Consideration Payment Notice Period, Cayman 7 has not discharged in full its obligations to pay the Outstanding Consideration, Cayman 7 shall be in breach of its obligations under this Agreement to satisfy the Outstanding Consideration (an “Enforcement Event”) and the Holdcos shall, without prejudice to any other rights they may have under this Agreement or at law, be entitled to enforce their rights under the Cayman 7 Pledge in addition to the exercise of their rights under Clause 11.

12.2	The Holdcos shall, notwithstanding the term of the Holdco Put Option Period at Clause 3.2.1, be entitled to immediately exercise the Holdco Put Option (and subsequently the Holdco Call Option) if at any time prior to the Final Discharge Date:

12.2.1	a CEDC Finance Default occurs, provided that CEDC shall have the right to provide a Bank Guarantee in favour of the Holdcos in respect of the maximum amount of all of its future cash obligations under the Transaction Documents within five Business Days of the occurrence of a CEDC Finance Default and for as long as the Bank Guarantee remains in force, the Holdcos shall not be entitled by operation of this Clause 12.2.1 alone, to exercise the Holdco Put Option;

12.2.2	CEDC has failed to issue shares of CEDC Common Stock under this Agreement, and CEDC has not remedied such failure within five Business Days (or such other period as the Parties may agree) following the date on which such obligations arose;

12.2.3	there is a Security Impairment Event;

12.2.4	CEDC (in its capacity of Controlling Party or Minority Party, as the case may be, as both terms are defined in the Governance and Shareholders Agreement) is in material breach of a material obligation under the Governance and Shareholders Agreement, and such breach has remained unremedied for 60 days and has not been waived by the relevant Lion Parties (as defined in the Governance and Shareholders Agreement) thereunder;

12.2.5	CEDC is the Controlling Party (as defined in the Governance and Shareholders Agreement), and there is a breach of the obligation to obtain Minority Consent (as defined in the Governance and Shareholders Agreement) when required and such breach has remained unremedied for 45 days;

12.2.6	there is a Change of Control of CEDC or of any ultimate Holding Company of CEDC (save that the Holdcos shall only be entitled to exercise the Holdco Put Option for the period of 60 days following the occurrence of such event);

12.2.7	payment of those amounts due under Clause 6.2 are not made within 30 days of their falling due; or

12.2.8	as a result of any act or omission by CEDC, Cayman 7 breaches its obligations under Clause 8.6.2 to make an Advance Payment, subject to Cayman 7 being afforded 15 days from the date such breach arises to remedy such breach.

12.3	Holdco Default

If, at any time prior to the Final Discharge Date, the Holdcos are in breach of their obligations under this Agreement to transfer Shares to Cayman 7, Cayman 7 shall be entitled to enforce its rights under the Holdco Pledge, but only in relation to those Shares in respect of which the Holdcos are in breach of their respective obligations under this Agreement to have transferred to Cayman 7.

13	SECURITY

13.1	As security for Cayman 7’s obligations under this Agreement, Cayman 7 shall pledge all shares in the Company held by Cayman 7 from time to time in favour of the Holdcos on the terms of the Cayman 7 Pledge (the “Security Assets”). The Cayman 7 Pledge shall be released by the Holdcos only on the Final Discharge Date.

13.2	As security for the Holdcos’ obligations under this Agreement the Holdcos shall pledge all Shares held by the Holdcos from time to time in favour of Cayman 7 on the terms of the Holdco Pledge.

13.3	Cayman 7 undertakes to grant to the Holdcos additional security, on terms reasonably satisfactory to the Holdcos, in respect of any assets held by Cayman 7 from time to time and not subject to the Cayman 7 Pledge.

14	US TAX COMPLIANCE

14.1	The parties to this Agreement agree to treat the Cayman 7 Call Option and the Holdco Put Option as an instrument treated in accordance with section 1275 of the United States Internal Revenue Code of 1986, as amended, issued by Cayman 7 Cayman 4 and Cayman 5 in exchange for all shares of the Company held by each of Cayman 4 and Cayman 5 in an installment sale solely for US Tax purposes. The Parties shall consistently report, for all US Tax purposes, the transactions contemplated herein in the manner described in this Clause 14.

14.2	To the extent permissible under applicable GAAP, the Parties agree to treat the transactions contemplated under this Agreement as a sale of the Company.

14.3	Cayman 7 shall keep a register of the option and holders of Shares for purposes of complying with the US Portfolio Interest provisions of Section 871(h) and/or 881(c) of the Code.

15	ASSIGNMENT

No Party will be entitled to assign or transfer all or any of its rights, benefits or obligations under this Agreement or any document referred to in it without the prior written consent of the other parties.

16	ENTIRE AGREEMENT

This Agreement, and the documents referred to in it in agreed form together constitute the entire agreement and understanding of the Parties in relation to the matters the subject thereto and supersede any previous agreement between the Parties (whether written or oral) in relation to all or any of such matters and without prejudice to the generality of the foregoing, excludes any representation, warranty, condition or other undertaking implied at law or by custom other than where expressly contained in this Agreement, provided that nothing in this Clause 16 shall exclude a Party from liability for fraudulent misrepresentation.

17	VARIATION

Any variation of this Agreement must be in a written document and signed by each Party or a duly authorised officer or representative of each Party and where any such document exists and is so signed such Party shall not allege that the same is not binding by virtue of an absence of consideration.

18	WAIVER

18.1	A delay in exercising, or failure to exercise, any right or remedy under this Agreement does not constitute a waiver of such or other rights or remedies nor shall operate so as to bar the exercise or enforcement thereof. No single or partial exercise of any right or remedy under this Agreement shall prevent further or other exercise of such or other rights or remedies.

18.2	No waiver by any Party of any requirement of this Agreement, or of any remedy or right under this Agreement, shall have effect unless given in writing and signed by such Party.

18.3	The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights and remedies provided by law.

19	ILLEGALITY AND SEVERANCE

19.1	The provisions contained in each Clause of this Agreement shall be enforceable independently of the others and the invalidity of any one provision shall not affect the validity of the others.

19.2	If a provision of this Agreement is, or but for this Clause 19 would be, held to be illegal, invalid or unenforceable, in whole or in part, in the jurisdiction to which it pertains but would be legal, valid and enforceable if part of the provision was deleted, the provision shall apply with the minimum modification necessary to make it legal, valid and enforceable in that jurisdiction, and any such illegality, invalidity or unenforceability in any jurisdiction shall not invalidate or render invalid or unenforceable such provisions in any other jurisdiction.

19.3	If a provision of this Agreement is held to be illegal, invalid or unenforceable, in whole or in part and Clause 19.2 cannot be used to make it legal, valid and enforceable, a Party may require the other Parties to enter into a new agreement or deed under which those Parties undertake in the terms of the original provision, but subject to such amendments as the first Party specifies in order to make the provision legal, valid and enforceable. No Party will be obliged to enter into a new agreement or deed that would increase its liability beyond that contained in this Agreement, had all its provisions been legal, valid and enforceable.

20	RIGHTS OF THIRD PARTIES

20.1	A Party who is not a Party to this Agreement has no rights under the Contracts (Rights of Third Parties) Act 1999 or otherwise to enforce any term of this Agreement but this does not affect any right or remedy of a third party which exists or is available apart from such Act. Accordingly, this Agreement shall be binding upon and enure solely for the benefit of the Parties hereto in accordance with this Agreement and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

21	COUNTERPARTS

This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall constitute an original of this Agreement, but all the counterparts shall together constitute one and the same agreement. No counterpart shall be effective until each Party has executed at least one part or counterpart.

22	NOTICES

22.1	Any notice or other communication given under this Agreement shall be in writing and shall be served by delivering it to the Party due to receive it at the address or fax numbers set out in Clause 22.2 and shall be deemed to have been delivered in accordance with Clause 22.3.

22.2	The Parties’ addresses and fax numbers for the purposes of this Agreement are:

22.2.1	In the case of the Holdcos and Cayman 7:

Lion Capital LLP

21 Grosvenor Place

London SW1X 7HF

United Kingdom

For the attention of: Javier Ferrán/James Cocker

Fax number: +44 20 7201 2222

with a courtesy copy (which shall not constitute notice) to:

Weil, Gotshal & Manges

One South Place

London EC2M 2WG

United Kingdom

For the attention of: Michael Francies/Ian Hamilton

Fax number: +44 20 7903 0990

22.2.2	In the case of CEDC:

CEDC Warsaw,

ul. Bobrowiecka 6

02-728 Warszawa

Poland

For the attention of: Bill Carey

Fax number: +48 22 455 1810/+1 941 330 9617

with a courtesy copy (which shall not constitute notice) to:

Dewey & LeBoeuf

No. 1 Minster Court

Mincing Lane

London EC3R 7YL

For the attention of: Steve Horvath

Fax number: +44 20 7459 5099

or such other address or fax number as the relevant Party notifies to the other Parties, which change of address shall only take effect if delivered and received in accordance Clause 22.3.

22.3	A notice so addressed shall be deemed to have been received:

22.3.1	if personally delivered, at the time of delivery;

22.3.2	if sent by pre-paid, recorded delivery or registered post, two Business Days after the date of posting to the relevant address;

22.3.3	if sent by registered air-mail, five Business Days after the date of posting to the relevant address; or

22.3.4	if sent by fax, on successful completion of its transmission as per a transmission report from the machine from which the fax was sent, save that if such notice or communication is received after the end of normal working hours (and “normal working hours” shall be deemed to be 8.30 am and 5.30 pm on any Business Day in the country of the recipient), such notice or communication shall be deemed to have been received on the next Business Day.

22.4	CEDC irrevocably authorises and appoints Law Debenture Corporate Services Limited presently at Fifth Floor, 100 Wood Street, London EC2V 7EX, United Kingdom as its agent for service of notices and/or proceedings in relation to any matter arising out of or in connection with this Agreement and service on such agent in accordance with this Clause 22 shall be deemed to be effective service on CEDC.

22.5	Each of Cayman 4, Cayman 5 and Cayman 7 irrevocably authorises and appoints Lion Capital LLP whose registered address is at 21 Grosvenor Place, London, SW1X 7HF United Kingdom as their agent for service of notices and/or proceedings in relation to any matter arising out of or in connection with this Agreement and service on such agent in accordance with this Clause 22 shall be deemed to be effective service on Cayman 4, Cayman 5 or Cayman 7, as the case may be.

23	JURISDICTION

The Parties irrevocably agree that, subject as provided below, the courts of England shall have exclusive jurisdiction over any dispute or claim arising out of or in connection with this Agreement or its subject matter or formation (including non-contractual claims). Nothing in this Clause 23 shall limit the right of the Parties to commence proceedings to seek equitable (or equivalent) relief or to seek enforcement of a final non-appealable judgment of the courts of England or in any court of an Approved Jurisdiction which has competent jurisdiction, nor shall the commencement of such proceedings in any one or more Approved Jurisdictions preclude the commencement of similar proceedings in any other Approved Jurisdiction, whether concurrently or not, to the extent permitted by the law of such other Approved Jurisdiction. No Party shall be entitled to commence proceedings in any court in any jurisdiction other than England or of an Approved Jurisdiction.

24	GOVERNING LAW

This Agreement and all matters (including, without limitation, any contractual or non-contractual obligation) arising from or connected with it are governed by, and will be construed in accordance with, English law.

THIS AGREEMENT IS EXECUTED ON THE DATE SHOWN ON PAGE 1 ABOVE.

SCHEDULE 1

INFORMATION ABOUT THE COMPANY

1	Registered number:

2	Date of incorporation:

3	Place of incorporation:

4	Registered office address:

5	Type of company:

6	Authorised share capital:

(a)	amount:

(b)	number and class of shares:

7	Issued share capital:

(a)	amount:

(b)	number and class of shares:

8	Members:

9	Directors:

10	Secretary:

11	Accounting reference date:

SCHEDULE 2

CONSIDERATION PAYABLE

A Cayman 7 Call Option	B Cayman 7 Call Option Exercise Date	C $ Initial Cash Amount due to Cayman 4 in respect of the Relevant Cayman 7 Call Option	D € Initial Cash Amount due to Cayman 4 in respect of the exercise of the Relevant Cayman 7 Call Option	E $ Initial Cash Amount due to Cayman 5 in respect of the exercise of Relevant Cayman 7 Call Option	F No. of Ordinary Shares to be delivered by Cayman 4 to Cayman 7 in respect of the Relevant Cayman 7 Call Option	G No. of Preference Shares to be delivered by Cayman 5 to Cayman 7 in respect of the Relevant Cayman 7 Call Option	H No. of Warrants to be delivered to Cayman 4, by exercise date	I No. of Warrants to be delivered to Cayman 5, by exercise date	J No. of Shares of CEDC Common Stock to be issued to Cayman 4	K No. of Shares of CEDC Common Stock to be issued to Cayman 5
First	31/10/2009	0	0	0	6,900,000	3	0	0	759,853	240,147
Second	30/06/2010	17,358,415	22,822,679	7,972,102	63,500,000	32	0	0	(to be issued on 15 June 2010) 1,196,768	(to be issued on 15 June 2010) 378,232
Third	31/05/2011	47,341,132	62,243,670	21,742,097	53,000,000	26	1,132,598	357,952	0	0
Fourth	31/07/2012	47,982,867	63,087,417	22,036,823	48,000,000	24	227,956	72,044	571,297	180,555
Final	31/05/2013	47,341,132	62,243,670	21,742,097	29,600,000	15	1,370,632	433,181	0	0

SCHEDULE 3

FORM OF OPTION NOTICES

PART A

CAYMAN 7 CALL OPTION NOTICE

From:	[Lion /Rally Cayman 7 L.P. (“Cayman 7”)]
[c/o Stuarts Corporate Services Ltd.]
[PO Box 2510]
[Grand Cayman KY1-1104]
[Cayman Islands]

To:	Lion/Rally Cayman 4 (“Cayman 4”)
c/o Stuarts Corporate Services Ltd.
PO Box 2510
Grand Cayman KY1-1104
Cayman Islands

Lion/Rally Cayman 5 (“Cayman 5”)
c/o Stuarts Corporate Services Ltd.
PO Box 2510
Grand Cayman KY1-1104
Cayman Islands

By Fax and Courier

[date]

EXERCISE OF CAYMAN 7 CALL OPTION

Dear Sirs

Reference is made to the option agreement dated [—] May 2009 between: (i) Lion/Rally Cayman 4; (ii) Lion/Rally Cayman 5; (iii) Lion/Rally Cayman 7 L.P.; and (iv) Central European Distribution Corporation, (the “Option Agreement”). Capitalised terms used in this notice shall bear the meanings given in the Option Agreement unless otherwise defined herein. This is a Cayman 7 Call Option Notice under the Option Agreement.

We, Cayman 7, hereby exercise our rights under Clause 2.1 of the Option Agreement in respect of the [First/Second/Third/Fourth/Final] Cayman 7 Call Option to acquire the following Shares:

Ordinary Shares held by Cayman 4: [—]

Preference Shares held by Cayman 5: [—]

(the “Option Shares”).

Accordingly, against payment to:

1)	Cayman 4 of the $ Initial Cash Amount set out in the [second/third/fourth/fifth] row of Column C of Schedule 2 (as adjusted in accordance with the Option Agreement);

2)	Cayman 4 of the € Initial Cash Amount set out in the [second/third/fourth/fifth] row of Column D of Schedule 2; and

3)	Cayman 5 of the $ Initial Cash Amount set out in the [second/third/fourth/fifth] row of Column E of Schedule 2 (as adjusted in accordance with the Option Agreement),

we hereby require you to deliver to us duly executed transfer(s) in our favour transferring to us such Option Shares.

[CEDC has exercised its rights under Clause 8.2.1[(a)/(b)/(c)/(d)/(e)] of the Option Agreement and $[—] of the Initial Cash Amounts shall be substituted by CEDC through the issue of [—] shares of CEDC Common Stock to Lion/Rally Cayman 4 and [—] shares CEDC Common Stock to Lion/Rally Cayman 5.]

In accordance with the Option Agreement, the transfer to us by you of the Option Shares, and the payment by us to you in respect of those Option Shares, will take place on [date being five Business Days from date of service of this notice].

Payment by us to you in respect of the Option Shares shall be made to the following account, unless otherwise notified to us by you:

in respect of the payment to Cayman 4:

[insert Cayman 4 bank details]

in respect of the payment to Cayman 5:

[insert Cayman 5 bank details]

Yours faithfully

Signed by [name of director]
for and on behalf of
[Lion/Rally Cayman 8]
acting as general partner of
[Lion/Rally Cayman 7 L.P.]

Acknowledged and Accepted:

for and on behalf of
Lion/Rally Cayman 4

for and on behalf of
Lion/Rally Cayman 5

PART B

HOLDCO PUT OPTION NOTICE

From:	Lion/Rally Cayman 4 (“Cayman 4”)
c/o Stuarts Corporate Services Ltd.
PO Box 2510
Grand Cayman KY1-1104
Cayman Islands

Lion/Rally Cayman 5 (“Cayman 5”)
c/o Stuarts Corporate Services Ltd.
PO Box 2510
Grand Cayman KY1-1104
Cayman Islands
(together the “Holdcos”)

To:	[Lion /Rally Cayman 7 L.P. (“Cayman 7”)]
[c/o Stuarts Corporate Services Ltd.]
[PO Box 2510]
[Grand Cayman KY1-1104]
[Cayman Islands]

By Fax and Courier

[date]

EXERCISE OF HOLDCO PUT OPTION

Dear Sirs

Reference is made to the option agreement dated [—] May 2009 between: (i) Lion/Rally Cayman 4; (ii) Lion/Rally Cayman 5; (iii) Lion/Rally Cayman 7 L.P.; and (iv) Central European Distribution Corporation, (the “Option Agreement”). Capitalised terms used in this notice shall bear the meanings given in the Option Agreement unless otherwise defined herein. This is a Holdco Put Option Notice under the Option Agreement.

We, the Holdcos, hereby exercise our rights under Clause 2.2 of the Option Agreement in respect of the Holdco Put Option to require Cayman 7 to acquire the following Shares:

Ordinary Shares held by Cayman 4: [—]

Preference Shares held by Cayman 5: [—]

(the “Option Shares”).

Payment to Cayman 4 of [—] (the Cayman 4 Put Option Price) and to Cayman 5 of [—] (the Cayman 5 Put Option Price) shall be left outstanding on the terms of the Option Agreement.

In accordance with the Option Agreement, the transfer to you by us of the Option Shares, and the payment by you to us in respect of those Option Shares, will take place on [date being five Business Days from date of service of this notice].

Yours faithfully

for and on behalf of
Lion/Rally Cayman 4

for and on behalf of
Lion/Rally Cayman 5

Acknowledged and Accepted:

Signed by [name of director]
for and on behalf of
[Lion/Rally Cayman 8]
acting as general partner of
[Lion/Rally Cayman 7 L.P.]

PART C

HOLDCO CALL OPTION NOTICE

From:	Lion/Rally Cayman 4 (“Cayman 4”)
c/o Stuarts Corporate Services Ltd.
PO Box 2510
Grand Cayman KY1-1104
Cayman Islands

Lion/Rally Cayman 5 (“Cayman 5”)
c/o Stuarts Corporate Services Ltd.
PO Box 2510
Grand Cayman KY1-1104
Cayman Islands

(together the “Holdcos”)

To:	[Lion /Rally Cayman 7 L.P. (“Cayman 7”)]
[c/o Stuarts Corporate Services Ltd.]
[PO Box 2510]
[Grand Cayman KY1-1104]
[Cayman Islands]

By Fax and Courier

[date]

EXERCISE OF HOLDCO CALL OPTION

Dear Sirs

Reference is made to the option agreement dated [—] May 2009 between: (i) Lion/Rally Cayman 4; (ii) Lion/Rally Cayman 5; (iii) Lion/Rally Cayman 7 L.P.; and (iv) Central European Distribution Corporation, (the “Option Agreement”). Capitalised terms used in this notice shall bear the meanings given in the Option Agreement unless otherwise defined herein. This is a Holdco Call Option Notice under the Option Agreement.

We, Holdcos, hereby exercise our rights under Clause 2.3 of the Option Agreement in respect of the Holdco Call Option to acquire the following Shares:

Ordinary Shares to be acquired by Cayman 4: [—]

Ordinary Shares to be acquired by Cayman 5: [—]

(the “Option Shares”).

Accordingly, against payment to you of the Cayman 4 Call Option Consideration and the Cayman 5 Call Option Consideration (to be made by means of set off under the terms of the Option Agreement) we hereby require you to deliver to us duly executed transfer(s) in our favour transferring to us such Option Shares.

As calculated in accordance with Clause 2.3.1 of the Option Agreement, the Cayman 4 Call option Consideration is $[—], and the Cayman 5 Call Option Consideration is $[—]. In accordance with the Option Agreement, the transfer to us by you of the Option Shares, and the payment by us to you in respect of those Option Shares, will take place on [date being five Business Days from date of service of this notice].

Yours faithfully

for and on behalf of
Lion/Rally Cayman 4

for and on behalf of
Lion/Rally Cayman 5

Acknowledged and Accepted:

Signed by [name of director]
for and on behalf of
[Lion/Rally Cayman 8]
acting as general partner of
[Lion/Rally Cayman 7 L.P.]

Signed by [name of director]	)
for and on behalf of	)
LION/RALLY CAYMAN 4)
	)	Director

Signed by [name of director]	)
for and on behalf of	)
LION/RALLY CAYMAN 5)
	)	Director

Signed by [name of director]	)
for and on behalf of	)
[LION/RALLY CAYMAN 8]	)
acting as general partner of	)
[LION/RALLY CAYMAN 7 L.P.]	)
	)	Director

Signed by [name of director]	)
for and on behalf of	)
CENTRAL EUROPEAN	)
DISTRIBUTION CORPORATION	)
	)	Director